UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

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SpartanNash Company

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SpartanNash Company 850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan 49518-8700 (616) 878-2000

SpartanNash Company Notice of Annual Meeting and Proxy Statement

April 10, 2019

Dear SpartanNash Shareholder:

In 2018, SpartanNash made significant progress against key strategic initiatives, including sales growth, expansion of the customer base and execution of new programs with existing customers, diversification of sales channels and investment in our retail store base, all despite a challenging operating environment. Our accomplishments included:

•	Increasing consolidated net sales by 1.3% over the prior year, to $8.1 billion.

•	Growing sales in the food distribution segment by 4.3% over the prior year, to $4.0 billion.

•	Increasing the quarterly cash dividend from $0.165 to $0.18 per common share. Returning $45.9 million to shareholders through dividends and share repurchases.

Going forward, we will continue to focus on executing strategic initiatives that drive sales growth, improve margins, and ultimately deliver value to our shareholders. These initiatives include:

•

Strengthening our management team, systems and supply chain operations, enabling us to grow with existing customers and build technology resources and infrastructure to improve our efficiency and provide a better experience to our customers in each of our business segments.

•

Investing in our private brand programs, ranging from our partnership with the Defense Commissary Agency in the military segment to the private brand products sold in our corporate-owned retail stores and those of our independent retailers, including the Our Family® brand.

•

Enhancing our corporate-owned retail store experience by aligning our marketing and merchandising strategies with consumer behavior. Significant investments in our brand positioning under the Family Fare banner will be executed in 2019 to support these objectives.

•

Delivering value through the execution of our company-wide initiative, Project One Team, designed to transform our culture and empower associates at all levels to continuously drive sustainable improvements to business processes and results.

On behalf of the Board of Directors, our leadership team, and all of our associates, I thank you for your continued support and investment in SpartanNash Company.

Sincerely,

David M. Staples

President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR

VOTE BY PHONE OR ONLINE.

SPARTANNASH COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

The 2019 Annual Meeting of Shareholders of SpartanNash Company will be held at the JW Marriott Hotel, 235 Louis Street NW, Grand Rapids, Michigan 49503, on Wednesday, May 22, 2019, at 9:00 a.m., Eastern Daylight Time. At the meeting, we will consider and vote on:

1.	The election of directors from among the nominees identified in this proxy statement;
2.	Advisory approval of the Company’s executive compensation (the “say-on-pay” vote);
3.	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the current fiscal year (the fiscal year ending December 28, 2019); and
4.	Any other business that may properly come before the meeting.

Record date: You may vote if you were a shareholder of record on March 25, 2019.

If you plan to attend the meeting: Only shareholders of the Company, the holders of shareholder proxies, and invited guests may attend. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 25, 2019. All attendees must present valid federal or state issued photo identification.

Important Notice Regarding the Availability of Proxy Materials: SpartanNash’s Proxy Statement and annual report to shareholders for the fiscal year ended December 29, 2018 are currently available for viewing via online at www.edocumentview.com/SPTN.

The Notice of Annual Meeting and accompanying Proxy Statement, Proxy, and 2018 annual report to shareholders were first sent or made available to our shareholders on April 10, 2019.

Securities and Exchange Commission rules allow us to furnish our proxy statement and annual report to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of the documents related to our Annual Meeting. You may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission in the “Investor Relations” section of our website, www.spartannash.com, by clicking the “SEC Filings” link.

We will not report on our results of operations at the meeting. Please visit the Investor Relations section of our website, www.spartannash.com, for information about our business and results of operations.

The Annual Meeting will be webcast live. Anyone may access the webcast by visiting the “Investor Relations” section of our website, www.spartannash.com, and following the links to the live webcast. It is important that your shares be represented at the Annual Meeting, regardless of how many shares you own. Please vote your shares using any of the means described in our proxy statement. Voting your shares prior to the meeting will not affect your right to vote in person if you attend.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen M. Mahoney
Executive Vice President Chief Legal Officer and Secretary
April 10, 2019

Your vote is important. Even if you plan to attend the meeting, PLEASE VOTE PROMPTLY BY PHONE OR ONLINE, OR BY SIGNING, DATING AND RETURNING A PROXY CARD. See the information in the “Questions and Answers” section of our proxy statement regarding how to vote by phone or online, obtain a printed proxy card, revoke a proxy, and vote in person.

SpartanNash Company

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD May 22, 2019

PROXY STATEMENT

Dated April 10, 2019

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. You should carefully read the entire proxy statement and the Company’s annual report on Form 10-K before voting. We refer to the fiscal year ended December 29, 2018 as “2018,” the fiscal year ended December 30, 2017 as “2017,” and the fiscal year ended December 31, 2016 as “2016.” We refer to SpartanNash Company as “SpartanNash,” the “Company,” “we,” and “us.”

Annual Meeting of Shareholders

• Date and Time	May 22, 2019; 9:00 a.m. Eastern Daylight Time

• Place	JW Marriott Hotel 235 Louis Street NW Grand Rapids, Michigan 49503

• Record Date	March 25, 2019

• Voting

Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission

The 2019 Annual Meeting Admission Ticket, notice of availability of proxy materials or brokerage statement and valid driver’s license or other federal or state issued photo identification is required to enter the SpartanNash Annual Meeting.

Meeting Agenda

•	Election of directors from among those named in this proxy statement.
•	Advisory approval of the Company’s executive compensation as disclosed in this proxy statement.
•	Ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2019.
•	Transact any other business that may properly come before the meeting.

Voting Matters and Vote Recommendations

The Board of Directors recommends that you vote FOR the election of each nominee, FOR approval of the Company’s executive compensation, and FOR the ratification of the selection of Deloitte & Touche LLP.

Quorum and Vote Required

The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of SpartanNash common stock entitled to vote at the meeting is necessary for a quorum. We will count toward a quorum any shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

1	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count to determine if a plurality of shares voted in favor of each nominee. A director-nominee receiving a greater number of votes “withheld” than votes “for” election is required to offer promptly his or her resignation to the Nominating and Corporate Governance Committee upon certification of the shareholder vote.

The other proposals set forth in this proxy statement will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of approval. Abstentions, broker non-votes and other shares that are not voted on a proposal in person or by proxy will not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of approval. The outcome of the advisory vote to approve executive compensation will not be binding on the Company, but the Compensation Committee and the Board of Directors will consider the voting results when making future compensation decisions.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count to determine if a majority of shares voted on the proposal voted in favor of each such proposal.

2	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Board of Directors

The following table provides summary information about our directors during fiscal 2018. During fiscal 2018, each director attended at least 75% of the meetings of the Board and each committee on which he or she was a member.

Committee Memberships
Name	Occupation	Independent(1)	AC	CC	NCGC
M. Shân Atkins	Independent Business Executive and Retired Retail and Consumer Executive	✓	C, F		M
Dennis Eidson	Chairman of the Board
Mickey Foret(2)	Retired Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc. and Retired Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc.	✓	F		M
Frank M. Gambino	Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University	✓	M
Douglas A. Hacker	Lead Independent Director Independent Business Executive	✓		M	M
Yvonne R. Jackson	President, Principal and Co-Founder of BeecherJackson	✓		C	M
Matthew Mannelly	Retired CEO of Prestige Brands	✓	M
Elizabeth A. Nickels	Independent Business Executive and Former Chief Financial Officer of Herman Miller, Inc. and Former Chief Financial Officer of Universal Forest Products, Inc.	✓	F		M
Timothy O'Donovan(2)	Retired Chairman of the Board and Chief Executive Officer of Wolverine World Wide, Inc.	✓		M	M
Major General (Ret.) Hawthorne L. Proctor	Managing Partner of Proctor & Boone Consulting LLC and Senior Logistic Consultant of Intelligent Decisions, Inc.	✓	M
David M. Staples	Chief Executive Officer of SpartanNash
Gregg A. Tanner(4)	Retired CEO of Dean Foods	✓		M
William R. Voss	Managing Director of Lake Pacific Partners, LLC	✓		M	C

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
NCGC	Nominating and Corporate Governance Committee	F	Member and Financial Expert

(1)	Independent under Nasdaq independence standards for directors generally and for each Committee on which the director serves.
(2)	Mr. Foret concluded his board service on May 23, 2018. Until that time, he served as Chair of the Audit Committee.
(3)	Mr. O’Donovan concluded his board service on May 23, 2018. Until that time he served as Lead Independent Director.
(4)	Mr. Tanner passed away on January 24, 2019.

3	SpartanNash Company Proxy Statement

PROXY SUMMARY (cont’d)

Corporate Governance Highlights

The Board believes that effective corporate governance should reinforce a culture of corporate integrity, foster the Company’s pursuit of profitable growth and ensure quality and continuity of corporate leadership. Highlights of our governance practices include:

✓	Annual election of all directors
✓	Any director who fails to achieve a majority vote “for” must offer his or her resignation
✓	No supermajority requirements for shareholder voting
✓	Lead Independent Director (Douglas Hacker)
✓	Policy against hedging and pledging of our securities
✓	Clawback policy for the recovery of incentive compensation
✓	Annual say-on-pay vote
✓	At least two-thirds of the board must be independent directors (currently 8 out of 10 directors are independent)
✓	Board reflects diverse viewpoints, backgrounds, skills, experiences and expertise
✓

Directors may not serve on more than three other public company boards of directors without prior approval of the Nominating and Corporate Governance Committee (management directors limited to one outside public company board)

Executive Compensation Advisory Vote

We are asking our shareholders to approve on an advisory basis our named executive officer compensation for 2018 (the “say-on-pay” proposal). The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Company’s goal of attracting, motivating, rewarding and retaining the senior management talent required to achieve our corporate objectives and increase shareholder value through long-term profitable growth. The Board believes that executive compensation is appropriately tied to corporate performance, as 80% of our CEO’s 2018 target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) is at-risk, and our other named executive officers have nearly 65% of their 2018 target total direct compensation at risk.

Executive Compensation Highlights

Key accomplishments in 2018 included:

•	Consolidated net sales increased 1.3% over the prior year, to $8.1 billion.
•	Food distribution segment sales increased 4.3% over the prior year, to $4.0 billion.
•	Increased quarterly cash dividend from $0.165 per common share to $0.18 per common share.
•	The Company returned $20.0 million to shareholders through share repurchases.

Executive Compensation Results

The Company fell short of objectives with respect to key performance measures under both the annual cash incentive and the long term cash incentive plans. Due to the correlation between pay and performance in the Company’s incentive plans, the Company paid less incentive compensation under these programs (as reported in the Summary Compensation Table) in 2018 compared to 2017.

Shareholder Outreach

During 2018 our executive leadership team actively sought out engagement with our investors to discuss our Company, our governance practices, and other topics of importance to investors. Our Board of Directors believes that Company management should proactively seek productive dialogue with our shareholders.

4	SpartanNash Company Proxy Statement

ELECTION OF DIRECTORS

The Board of Directors proposes that the following individuals be elected as directors of SpartanNash for a one-year term expiring at the 2020 Annual Meeting:

M. Shân Atkins

Dennis Eidson

Frank M. Gambino

Douglas A. Hacker

Yvonne R. Jackson

Matthew Mannelly

Elizabeth A. Nickels

Hawthorne L. Proctor

David M. Staples

William R. Voss

Biographical information concerning the nominees appears below under the heading “The Board of Directors.” The persons named as proxies on the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as directors. If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee. If a substitute nominee is selected, the shares represented by your proxy card will be voted for the election of the substitute nominee, unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than eleven nominees.

Your Board of Directors recommends that you vote FOR election of all nominees as directors.

5	SpartanNash Company Proxy Statement

ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF NAMED
EXECUTIVE OFFICERS

As required under Section 14A of the Securities Exchange Act of 1934, shareholders may cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules. At the Company’s 2017 Annual Meeting, shareholders voted in favor of advisory approval of named executive officer compensation on an annual basis. The next shareholder vote regarding the frequency of advisory approval of named executive officer compensation will occur at the 2023 Annual Meeting.

As described in more detail in the “Executive Compensation” section of this proxy statement, the Company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent to manage the Company to achieve our corporate objectives and increase shareholder value through long-term profitable growth. We believe our compensation programs are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. For these reasons, and the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the shareholders of SpartanNash Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2019 annual meeting under the heading entitled “Executive Compensation.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy and programs described in this proxy statement.

The vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take the results of the vote into consideration when making future decisions regarding executive compensation.

Your Board of Directors recommends that you vote FOR approval of the compensation of the Company’s named executive officers.

6	SpartanNash Company Proxy Statement

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

SpartanNash’s Audit Committee has approved the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditors to audit the financial statements and internal controls of SpartanNash and its subsidiaries for the fiscal year ending December 28, 2019, and to perform such other appropriate accounting services as may be approved by the Audit Committee. The Audit Committee and the Board of Directors propose and recommend that shareholders ratify the selection of Deloitte to serve as the Company’s independent auditors for 2019.

The Audit Committee evaluates the independence of the auditors at least annually. Deloitte has provided written affirmation that they are independent under all applicable standards, and the Audit Committee believes that Deloitte has effective internal monitoring of their independence. The Company and Deloitte have complied with SEC requirements on audit partner rotation. The lead audit partner was most recently rotated for the fiscal year ending December 29, 2018.

Independence is not the sole factor in the selection of the Company’s independent auditor. The Audit Committee also considers price, quality of service and knowledge of SpartanNash and the Company’s industry when selecting its auditor.

More information concerning the relationship of the Company with its independent auditors appears below under the headings “Audit Committee,” “Independent Auditors,” and “Audit Committee Report.”

If the shareholders do not ratify the selection of Deloitte, the Audit Committee will consider a change in auditors for the next year.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Your Audit Committee and Board of Directors recommend that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 28, 2019.

7	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES

SpartanNash is committed to developing and implementing principles of corporate governance to help the Board fulfill its responsibilities to shareholders and to provide a framework for overseeing the management of the Company. The Board has adopted a written Corporate Governance Policy. The Policy is designed to communicate our fundamental governance principles and to provide management, associates, and shareholders with insight to the Board’s ethical standards, expectations for conducting business, and decision-making processes.

More information regarding the Company’s corporate governance, including a copy of our Corporate Governance Policy, is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Director Independence

SpartanNash’s Corporate Governance Policy requires that at least two-thirds of the directors must be independent. Eight of our ten current directors are independent under Nasdaq Marketplace Rules.

Director Tenure

The Board of Directors considers the length of service of a director when determining whether he or she is “independent” under applicable rules.

Because the merger of Nash Finch and Spartan Stores in 2013 (the “Merger”) fundamentally transformed each constituent company and created a new, larger, and more complex organization, the Board believes it is appropriate to measure director tenure by reference to service to the combined company. The table below presents the approximate tenure of each non-management director and the average for the Board, measured with respect to the combined companies, and the “registrant.”

Director Tenure

Director	Years of Service to SpartanNash Company*	Years of Service to “Registrant”**
M. Shân Atkins	5.4	15.8
Frank Gambino	5.4	15.8
Doug Hacker	5.4	5.4
Yvonne Jackson	5.4	8.5
Matthew Mannelly	1.1	1.1
Elizabeth Nickels	5.4	18.8
Hawthorne L. Proctor	5.4	5.4
William Voss	5.4	5.4
Average	4.9	9.5

* Since the merger of Spartan Stores and Nash Finch on November 19, 2013 through the date of this proxy statement.

** Service only to SpartanNash Company (f/k/a Spartan Stores, Inc.), which is the “registrant” for SEC reporting purposes.

The Board engages in self-evaluation annually, using two processes in alternate years. In one year, the Board evaluates and assesses Committee performance and overall Board performance. In alternate years, the Board conducts a peer review process of individual directors. The Board believes that these processes help promote a culture of objective and robust discussion and deliberation.

The Board of Directors’ Role in Risk Oversight

Management of risk is the direct responsibility of the Company’s senior leadership team. The Board of Directors is responsible for overseeing the Company’s risk management and risk mitigation. In its oversight of the Company’s risk-management process, the Board seeks to ensure that the Company is informed and deliberate in its risk-taking. The Company’s primary mechanisms for risk management are the Company’s enterprise risk management program (“ERM”), its internal audit program, strategic review sessions held between the Board and management, and the Company’s external audit by an independent accounting firm.

8	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

The Board of Directors continuously analyzes the Company’s strategic plan and objectives with management. As part of this process, the Board and management identify and assess strategic risks attendant to initiatives such as acquisitions and divestitures, major investments, financings and capital commitments.

The Board implements its risk oversight function both as a whole and through Committees, which meet regularly and report back to the full Board. In particular:

•

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee oversees the Company’s internal audit and ethics programs, including the Company’s Code of Conduct. On a regular basis, the Audit Committee members meet independently with the Company’s head of internal audit and representatives of the independent auditing firm; and the Company’s Chief Financial Officer, Chief Accounting Officer and Legal Department.

•

The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without impairing the overall incentive nature of the compensation. The Compensation Committee also reviews senior leadership succession planning.

•	The Nominating and Corporate Governance Committee regularly reviews the Company’s governance structure and practices to promote the long-term interests of shareholders.

Board Leadership Structure

The Nominating and Corporate Governance Committee and the Board of Directors periodically evaluate the leadership structure of the Board of Directors in light of a variety of factors that the Board considers important, including the Company’s current Board composition, the experience and skills of our management team, continuity of leadership, and other factors.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that at this time it is in the best interests of the Company and its shareholders to separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.

The Company believes that continuity of leadership promotes long-term strategic thinking, stability, and helps preserve institutional knowledge. Therefore, for the past two CEO successions, the outgoing CEO has served as Chairman of the Board. This has allowed the Chairman to draw upon his experience as CEO to provide guidance to and share knowledge with the current CEO.

The Board has elected a Lead Independent Director from among the independent directors. Presently, the Lead Independent Director is Douglas A. Hacker. The role of the Lead Independent Director is to aid and assist the Chairman and the rest of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company.

Committee Charters

The Board has appointed three chartered committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board has approved a written committee charter for each of these committees. The charters define basic principles regarding each committee’s organization, purpose, authority and responsibilities. The charters for the Audit, Compensation, and Nominating and Corporate Governance Committees are available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

9	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Director Attendance

Each director is expected to make every effort to personally attend every Board meeting and every meeting of each Committee on which he or she serves as a member.

SpartanNash’s Board of Directors held four meetings during 2018. In 2018, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served. The Board is scheduled to meet at least quarterly and may meet more frequently. Independent directors meet in executive sessions, without the presence of management, at each regularly scheduled Board meeting.

Directors are also expected to attend the Annual Meeting in person unless compelling personal circumstances prevent attendance. All of the Company’s directors then in office attended the 2018 Annual Meeting.

Hedging and Pledging Prohibited

The Board has adopted a policy that prohibits an executive officer or director of the Company from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock or other equity securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

In addition, the Company’s executive officers and directors are not permitted to pledge, or otherwise encumber shares of the Company’s common stock or other equity securities as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account. A copy of the Company’s Policy on Hedging and Pledging Company Stock is available in the “Investor Relations” section of our corporate website, www.spartannash.com.

Majority Voting Policy

Under the Company’s Corporate Governance Policy, it will be presumed that any director who receives a greater number of votes “withheld” than votes “for” such election in an uncontested election at an Annual Meeting (a “Majority Withheld Vote”) does not have the full confidence of the shareholders. A director receiving a Majority Withheld Vote is required to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee upon certification of the shareholder vote. The resignation will be effective if and when accepted by the Nominating and Corporate Governance Committee.

Change in Employment Status

A director who experiences a material change in his or her employment status is expected to promptly offer his or her resignation as a director to the Nominating and Corporate Governance Committee. The Committee will promptly consider and vote upon acceptance or rejection of the director’s offer to resign (excluding the affected director from consideration of and voting on acceptance of the resignation).

Other Board Memberships

Executive officers of the Company must notify the Nominating and Corporate Governance Committee before serving as a member of the board of directors of any other business organization. The Nominating and Corporate Governance Committee reviews the Chief Executive Officer’s membership on external boards of directors at least annually. The Chief Executive Officer may not serve on the board of directors of more than one business organization not affiliated with the Company without the prior review and approval of the Nominating and Corporate Governance Committee. The Committee may limit the directorships for any other executive officer if it believes that they will interfere with the executive officer’s responsibilities to the Company. Non-management directors may not serve on more than three other public company boards without the prior review and approval of the Nominating and Corporate Governance Committee.

10	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Code of Conduct

The Audit Committee has approved a Code of Conduct (the “Code”) that articulates the Company’s standards regarding business ethics and expectations. The Code applies to all associates, officers, and members of the Board of Directors. The Code establishes guidelines to help the Company conduct our business with honesty and integrity and in compliance with applicable law. The Code requires all associates of the Company to report promptly any violations of the Code. Associates may report violations through reporting systems on a confidential and anonymous basis. The Code is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Succession Planning

Under our Corporate Governance Policy, the Board of Directors maintains and periodically reviews a succession plan for the Company’s Chief Executive Officer and such other executive officers as it deems appropriate to manage the continuity of leadership in the execution of the Company’s business strategies. The succession plans are based upon recommendations of the Compensation Committee.

Board and Management Communication

SpartanNash is committed to open and effective communication between the Board and management. Directors are encouraged to consult with any SpartanNash manager or associate and may visit Company facilities without the approval or presence of corporate management. The Board is required to dedicate a substantial portion of at least one meeting per year to discussions with management regarding the Company’s strategic plan.

Director Education

SpartanNash encourages all of its directors to attend continuing education programs so that they may stay abreast of developments in corporate governance and best practices and further develop their expertise. The Board of Directors expects that each director will attend periodically an appropriate continuing director education program.

Nominee Qualifications and the Nominations Process

There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board of Directors. The Nominating and Corporate Governance Committee identifies and evaluates nominees for director on a case-by-case basis, regardless of who recommended the nominee, and has no written procedures for doing so. The Board has identified certain qualifications, attributes and skills that should be represented on the Board as a whole. These are discussed beginning on page 18.

The Nominating and Corporate Governance Committee may engage and pay fees to third party search firms to assist in identifying possible nominees for director and providing information to assist the Committee in the evaluation of possible nominees.

The Board of Directors expects that there would be no material difference in the manner in which the Nominating and Corporate Governance Committee would evaluate a nominee for director that was recommended by a shareholder.

Board Diversity

The Board of Directors believes that SpartanNash and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings. The Board of Directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the Board. Currently:

•	Two of our directors are African-American; and
•	Three of our directors are women.

11	SpartanNash Company Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES (cont’d)

Shareholder Communications with Directors

Shareholders who wish to send communications to SpartanNash’s Board of Directors may do so by sending them in care of the Secretary at the address set forth on the Notice of Meeting included in this proxy statement. Communications may be addressed either to specified individual directors or the entire Board. The Secretary has the discretion to screen communications that are unrelated to the business or governance of SpartanNash, or otherwise inappropriate. The Secretary will, however, compile all shareholder communications which are not forwarded and such communications will be available to any director. A copy of our Shareholder Communication Policy can be found in the “Investor Relations–Corporate Governance” section of our website, www.spartannash.com.

12	SpartanNash Company Proxy Statement

CORPORATE RESPONSIBILITY

Corporate Responsibility

SpartanNash understands that its business decisions, products and operations have a direct impact on the environment and on communities, customers and associates. The Company’s social responsibility and environmental sustainability programs together make up the broader SpartanNash Corporate Responsibility commitment.

The SpartanNash Corporate Responsibility vision states the Company will engage in business practices that promote in a fiscally responsible manner the long-term well-being of the environment, the communities and customers that it serves, and SpartanNash and its associates.

The Company developed a Corporate Responsibility strategic dashboard in 2017. This dashboard guides corporate responsibility efforts, and the Company believes it has made progress in each of five focus areas — cultivating local relationships and product development, advancing diversity and inclusion, volunteering, minimizing waste and reducing energy consumption.

For more information, including a copy of the Company’s Corporate Responsibility Report, please visit www.spartannash.com/corp-responsibility/.

13	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS

General

All directors elected at this year’s Annual Meeting will serve a one-year term, expiring at the 2020 Annual Meeting.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should continue to serve as a director for the Company. Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Directors

M. Shân Atkins (age 62) has been a director of SpartanNash since 2003. She is an independent business executive with extensive experience in finance, private investment, and retail strategy. Ms. Atkins is a director of Darden Restaurants, Inc., an owner and operator of full service restaurants, where she serves on the Audit and Nominating/Governance Committees; SunOpta, Inc., a manufacturer of natural and organic beverages and snacks, where she chairs the Compensation Committee and serves on the Nominating/Governance Committee; and LSC Communications, a leading printer of books, magazines and catalogs, where she serves on the Human Resources and Corporate Responsibility/Governance Committees She was previously a director of The Pep Boys — Manny, Moe and Jack, until 2015, Tim Hortons, Inc. until 2014, and Shoppers Drug Mart until 2012. Ms. Atkins also serves as chair of the Audit Committee and a member of the Compensation Committee at True Value Company, a retailer-owned hardware cooperative. Ms. Atkins previously served as a partner in the global consumer and retail practice at Bain & Company, an executive with Sears Roebuck & Company, and an accountant with Price Waterhouse. She has been a member of the Canadian Institute of Chartered Accountants since 1981 and is also certified public accountant. She is a fellow of the National Association of Corporate Directors and a frequent speaker on corporate governance topics in the US and Canada. Ms. Atkins’ qualifications to serve on the Board of Directors include her expertise in finance and accounting, her extensive experience as a director of other publicly traded corporations, and her experience in developing and executing strategic plans for major retail organizations.

Dennis Eidson (age 65) has been a director of SpartanNash since October 2007. Mr. Eidson served as Chief Executive Officer of SpartanNash from October 2008 until his retirement in May 2017, and as President of SpartanNash from October 2007 to August 2016, Chief Operating Officer from February 2007 to October 2008, and our Executive Vice President Marketing and Merchandising from March 2003 to February 2007. Prior to joining SpartanNash, Mr. Eidson served as the Divisional President and Chief Executive Officer of A&P’s Midwest region from October 2000 to July 2002, as the Executive Vice President Sales and Merchandising of A&P’s Midwest region from March 2000 to October 2000, and as the Vice President of Merchandising of A&P’s Farmer Jack division from June 1997 to March 2000. Mr. Eidson brings valuable insight and knowledge to the Board due to his service as President and Chief Executive Officer. Mr. Eidson also provides the benefit of his years of service in the grocery retail and distribution industry, including his executive experience at A&P.

14	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Dr. Frank M. Gambino (age 65) has been a director of SpartanNash since 2003. Dr. Gambino is a Professor of Marketing and the Director of the Food & Consumer Packaged Goods Marketing Program at Western Michigan University. He has been on the WMU faculty since 1984. Prior to joining WMU, he had over 15 years of experience in the retail food industry. Dr. Gambino remains active within the food and consumer packaged goods industries at both the national and regional level. He is a frequent speaker, trainer and consultant to a diverse group of industry organizations. Currently, he serves on the Retail Site Development Committee for Wakefern Food Corporation (a grocery retailer cooperative). Dr. Gambino is the current Chair of the Food Industry University Coalition for the National Grocers Association and a member of the Higher Education Council for the Category Management Association. Dr. Gambino’s qualifications to serve on the Board of Directors include his knowledge and expertise in the food industry.

Douglas A. Hacker (age 63) has been a Director of SpartanNash since November 2013 and was a director of Nash Finch from 2005 until the Merger. Mr. Hacker is currently an independent business executive and formerly served as Executive Vice President, Strategy for UAL Corporation, an airline holding company, from December 2002 to May 2006. Prior to that position, he served with UAL Corporation as President, UAL Loyalty Services from September 2001 to December 2002, and as Executive Vice President and Chief Financial Officer from July 1999 to September 2001. Mr. Hacker also serves as a director and member of the Compensation Committee of Aircastle Limited, a commercial aircraft leasing company, and Travelport Worldwide Ltd., where he chairs the Compensation Committee and serves on the Audit Committee. The Company believes that Mr. Hacker’s extensive experience in financial and operating management, including his prior service as Executive Vice President, Strategy, and his service as Chief Financial Officer of a major airline, in addition to his depth of knowledge in executive compensation give him the qualifications and skills to serve as a Director.

Yvonne R. Jackson (age 69) has been a director of SpartanNash since her appointment to the Board in October 2010. Ms. Jackson is President and Principal of BeecherJackson, Inc., a human resources management consulting firm that she co-founded in 2006. From 2002 to 2005, she served as Senior Vice President, Corporate Human Resources of Pfizer, Inc. From 2006 to 2012, Ms. Jackson served as a director of Winn-Dixie Stores, Inc., a regional grocery retailer, including service as chairperson of Winn Dixie’s Compensation Committee. Ms. Jackson is a former director and member of the Compensation and Nominating and Corporate Governance Committees of Best Buy Co., Inc. Ms. Jackson has over 30 years of experience in human resources, including experience as the most senior human resources executive. Her experience enables her to assist the Board in its deliberations regarding succession planning, compensation and benefits, change management, talent management, organizational management and diversity strategies.

15	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Matthew Mannelly (age 61) has been a director of SpartanNash since February 27, 2018. Mr. Mannelly is the retired CEO of Prestige Brands, Inc., a distributor of healthcare and household cleaning products, a position he held from 2009 to 2015. He also served on the board of directors of Prestige Brands. Before that, he was the CEO of Cannondale Bicycle Corporation from 2003 to 2008, and also served as a director of Performance Sports Group from 2015 to 2017, Mr. Mannelly also served as President, Americas for Paxar Corporation, Chief Marketing Officer for the United States Olympic Committee, and Global Director, Retail Development for NIKE, Inc. Mr. Mannelly’s qualifications as a director include his extensive experience in marketing and his executive leadership of consumer product and consumer goods companies.

Elizabeth A. Nickels (age 56) has been a director of SpartanNash since 2000. Ms. Nickels is an accomplished senior executive and board member with extensive leadership experience in both emerging and mature business segments. Ms. Nickels served as Executive Director of Herman Miller Foundation from 2012 to 2014. From February 2000 to May 2012, Ms. Nickels served as an executive at Herman Miller, Inc., an office furniture manufacturing company. Ms. Nickels served as Chief Financial Officer of Herman Miller from February 2000 to August 2007 and President of Herman Miller Healthcare from 2007 to 2012. Since October 2015, Ms. Nickels has served as a director of Principal Funds, a leading provider of mutual funds. Ms. Nickels served as a director of PetSmart, Inc. from November 2013 to March 2015, and was a director for Charlotte Russe, a clothing retailer, from November 2013 to April 2016. Ms. Nickels has practiced as a certified public accountant and maintains her registration as a C.P.A. Ms. Nickels’ qualifications to serve as a director of SpartanNash include her wealth of experience and knowledge of business, finance and accounting matters gained through nineteen years of executive experience with publicly traded companies.

Major General (Ret.) Hawthorne L. Proctor (age 72) has been a Director of the Company since the Merger, and served as a director of Nash Finch since 2007. Major General (Ret.) Proctor currently serves as Managing Partner of Proctor & Boone LLC Consulting, and Senior Logistics Consultant in the Department of Defense Business Group of Intelligent Decisions, Inc., where he has worked since 2006. Major General (Ret.) Proctor served for nearly 35 years in the United States Army, where he performed with distinction in numerous senior logistics management roles including Commander, Defense Personnel Support Center and later Commander, Defense Supply Center, Philadelphia, 46th Quartermaster General of the United States Army, and J3, or Chief Operating Officer (COO) Defense Logistics Agency. The Company believes that Major General (Ret.) Proctor’s extensive service with the military as a logistician, and his prior leadership of a $3.2 billion enterprise that provided food, clothing and medical supplies to Department of Defense organizations give him the qualifications and skills to serve as a Director.

16	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

David M. Staples (age 56) has been a director of the Company since his appointment to the board in March 2017. He has served as CEO since May 2017 and President since August 2016. Prior to his promotion to CEO, Mr. Staples served in executive positions of increasing responsibility since joining SpartanNash in 2000, including Chief Operating Officer, Chief Financial Officer, Executive Vice President, and Vice President Finance. From December 1998 to January 2000, Mr. Staples served as Divisional Vice President Strategic Planning and Reporting of Kmart Corporation and from June 1997 to December 1998 he served as Divisional Vice President Accounting Operations. In appointing Mr. Staples to the Board of Directors, the Board considered his extensive experience with the Company in executive roles and his financial expertise.

William R. Voss (age 65) has served as a director of the Company since the Merger. From 2006 until the Merger, Mr. Voss was the Chairman of the Nash Finch Board of Directors. Mr. Voss has served for more than 10 years as Managing Director of Lake Pacific Partners, LLC, a private equity investment firm specializing in consumer products and services. He previously served as Chairman and Chief Executive Officer of Natural Nutrition Group, Inc., a food processor; as Chief Executive Officer of McCain Foods, Inc.; and as President and a Director of Pilgrim’s Pride Corporation. The Company believes that Mr. Voss’ extensive experience as an entrepreneur, executive, consultant, investor and director in the consumer products industry, as well as his experience serving as Chairman, President and Director of Fortune 500 companies, gives him the qualifications and skills to serve as a Director.

17	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Company’s core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate owned retail stores, and military commissaries and exchanges. Grocery retailing and food distribution is a highly competitive and dynamic business. Accordingly, the Board of Directors believes that at least some of our directors should have experience or specific knowledge in retail or distribution industries at the executive level. The Board believes that directors with experience or in-depth knowledge of the grocery or food industries are uniquely qualified to inform the Board’s deliberations regarding business strategy. The Board has also found it valuable to have a member with specific knowledge and experience with military distribution and logistics. Because merchandising and marketing is central to our business, the Board believes that merchandising and marketing experience should be represented on the Board. In addition, the Board believes that its membership should include directors who have:

•	a high degree of financial expertise;
•	experience with human resources matters;
•	strategic planning skills; and
•	relevant business experience as a chief executive officer or equivalent.

Board Committees

SpartanNash’s Board has three standing committees:

•	the Audit Committee;
•	the Compensation Committee; and
•	the Nominating and Corporate Governance Committee.

Meetings Held in 2018
Full Board of Directors	4
Audit Committee	7
Compensation Committee	5
Nominating and Corporate Governance Committee	4

Audit Committee. The Board of Directors has established the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls and legal compliance. The Audit Committee oversees management and the independent auditors in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Audit Committee operates under a charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

The Board of Directors has determined that Audit Committee members M. Shân Atkins, and Elizabeth A. Nickels are Audit Committee financial experts, as that term is defined in Item 401(h)(2) of Securities and Exchange Commission Regulation S-K. Under SEC regulations, a person who is determined to be an Audit Committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as a result of being designated or identified as an Audit Committee financial expert, and the designation or identification of a person as an Audit Committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the Audit Committee and Board of Directors in the absence of such designation or identification or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Each member of the Audit Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934.

18	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Compensation Committee. The Board of Directors has established the Compensation Committee to assist the Board of Directors in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee operates under a charter adopted by the Board of Directors. A copy of the Compensation Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Each member of the Compensation Committee is independent, as that term is defined in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 10C-1 under the Securities Exchange Act of 1934.

Processes and Procedures. The Compensation Committee reviews executive compensation on a continuous basis each year, with the most comprehensive reviews typically taking place following year-end. The Committee reviews executive performance, current compensation levels, and compensation benchmarking data and analysis (please see the Compensation Discussion and Analysis section of this Proxy Statement for information about benchmarking analysis). The Committee reviews this information in the context of the Company’s performance and financial results. At the conclusion of this review, the Compensation Committee grants share-based awards if appropriate, establishes goals and objectives for the then-current year, and may adjust executive salaries. The Compensation Committee’s decision-making process is explained in more detail in the Compensation Discussion and Analysis section of this proxy statement.

Consultants and Advisors. The Compensation Committee is authorized to engage consultants, advisors and legal counsel at the expense of the Company. The Compensation Committee Charter requires that any consultant engaged for the purpose of determining the compensation of executive officers must be engaged directly by the Committee and report to the Compensation Committee. The Compensation Committee has authority to approve contracts with and payment of fees and other compensation of consultants, advisors and legal counsel.

Prior to engaging or receiving advice from any compensation consultant or advisor, the Committee reviews the independence of the proposed consultant or advisor, taking into account the following factors:

•	The advisor’s provision of other services to the Company;
•	The amount of fees received from the Company by the advisor, as a percentage of the advisor’s total revenue;
•	The advisor’s policies and procedures that are designed to prevent conflicts of interest;
•	Any business or personal relationship between the advisor and a member of the Committee or any executive officer of the Company;
•	The advisor’s ownership of any Company stock; and
•	Any other factors identified by applicable securities exchange listing standards.

Participation by Management. The Company’s compensation philosophy and the administration of its various compensation plans are determined by the independent directors of the Compensation Committee. Company policy and Nasdaq rules prohibit participation by the Chief Executive Officer in the process of determining his or her own compensation. The Company’s executive officers and Human Resources associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request. The Compensation Committee may delegate to the Chief Executive Officer authority to recommend the amount or form of compensation paid to other executive officers and associates subordinate to the Chief Executive Officer, subject to such limitations as the Compensation Committee may require. The Compensation Committee will not delegate to executive officers its authority to approve awards of stock options or other stock compensation.

19	SpartanNash Company Proxy Statement

THE BOARD OF DIRECTORS (cont’d)

Share-based Award Policy. The Board of Directors has adopted a Policy Regarding Stock Option Grants and other share-based Awards which provides:

•	Share-based awards will not be back-dated.
•	The exercise price for all share-based awards will be based on the market value of SpartanNash common stock on the effective date of award;
•

The Company will not time its release of material non-public information for the purpose of affecting the value of executive compensation, or time the grant of compensation awards to take advantage of material non-public information; and

•

Only the Board of Directors or the Compensation Committee, which consists entirely of independent directors, will approve share-based awards. This authority may not be delegated to executive officers or associates.

A copy of the Policy Regarding Stock Option Grants and other Share-based Awards is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Nominating and Corporate Governance Committee. The Board of Directors has established the Nominating and Corporate Governance Committee to assist the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company’s corporate governance.

The Nominating and Corporate Governance Committee has the powers, authority and responsibilities specified in its charter or delegated to the committee by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter is available in the “Investor Relations — Corporate Governance” section of our website, www.spartannash.com.

Under the Corporate Governance Policy, if the chair of the Board is also the current or former Chief Executive Officer of SpartanNash, the Board will elect a Lead Independent Director from among the directors who are independent under Nasdaq Listing Rule 5605(a)(2). The responsibilities and authority of the Lead Independent Director are described in this proxy statement under the caption “Board Leadership Structure.”

Each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in Rule 5605(a)(2) of the Nasdaq rules.

20	SpartanNash Company Proxy Statement

INDEPENDENT AUDITORS

Independent Auditors’ Fees

The aggregate fees billed by Deloitte & Touche LLP to SpartanNash and its subsidiaries for 2018 and 2017 are as follows:

	2018	2017
Audit Fees(1)	$922,000	$875,000
Audit-Related Fees(2)	298,000	226,625
Tax Fees(3)	380,850	170,000
All Other Fees	—	—
(1)	Audit services consist of the annual audit, reviews of quarterly reports on Form 10-Q and consultations.
(2)

Audit-related fees consists principally of services related to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, and other consultations not arising as part of the audit.

(3)

Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC’s rules on auditor independence. Tax compliance and preparation fees account for $175,850 and $100,000 of the total tax fees for 2018 and 2017, respectively.

Deloitte did not provide any services to SpartanNash or its subsidiaries related to financial information systems design and implementation during the past two years.

Audit Committee Approval Policies

The Audit Committee Charter sets forth the policy and procedures for the approval by the Audit Committee of all services provided by Deloitte. The charter requires that the Audit Committee pre-approve all services provided by the independent auditors, including audit-related services and non-audit services. The charter allows the Audit Committee to delegate to one or more members of the Audit Committee the authority to approve the independent auditors’ services. The decisions of any Audit Committee member to whom authority is delegated to pre-approve services are reported to the full Audit Committee. The charter also provides that the Audit Committee has authority and responsibility to approve and authorize payment of the independent auditors’ fees. Finally, the charter sets forth certain services that the independent auditors are prohibited from providing to SpartanNash or its subsidiaries. All of the services described above were approved by the Audit Committee. None of the audit-related fees or tax fees were approved by the Audit Committee pursuant to the de minimus exception set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, although the Audit Committee Charter allows such approval.

21	SpartanNash Company Proxy Statement

AUDIT COMMITTEE REPORT

The Board of Directors has appointed the Audit Committee to assist the Board in fulfilling its fiduciary responsibilities with respect to accounting, auditing, financial reporting, internal controls, and legal compliance. The Committee oversees management and the independent public accounting firm in the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Committee serves as a focal point for communication among the Board, the independent public accounting firm, the internal auditors and management with regard to accounting, reporting, and internal controls.

The Committee acts under a charter which has been adopted by the Board of Directors and is available on the Company’s website at www.spartannash.com. The Audit Committee reviews the adequacy of the charter at least annually. The Board of Directors annually reviews the standards for independence for audit committee members under the Nasdaq Listing Rules and has determined that each member of the Audit Committee is independent. The Board of Directors has also determined that three members of the Audit Committee are audit committee financial experts under Securities and Exchange Commission rules.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting, the Company’s disclosure controls and internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles, and providing an attestation report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed, and discussed with management and the independent accountants, the Company’s audited financial statements for the fiscal year ended December 29, 2018, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent accountants’ attestation report on the Company’s internal control over financial reporting. The Audit Committee has discussed with the independent accountants the matters required to be discussed under applicable auditing standards. The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountants their independence. This included consideration of the compatibility of non-audit services with the accountants’ independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in SpartanNash’s report on Form 10-K for the period ended December 29, 2018.

Respectfully submitted,

M. Shân Atkins, Chair

Dr. Frank M. Gambino

Matthew Mannelly

Elizabeth A. Nickels

Hawthorne L. Proctor

22	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK

The following table sets forth the number of shares of SpartanNash common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of SpartanNash’s outstanding shares of common stock as of December 29, 2018, and each of our directors and nominees for director, each executive officer named in the Summary Compensation Table below and all directors, nominees for director and executive officers of SpartanNash as a group are deemed to have beneficially owned as of December 29, 2018. Information reported with respect to beneficial owners other than SpartanNash nominees, directors, and officers is based entirely on the most recent Schedule 13-G or amendment filed by the listed party as of March 25, 2019, and the Company assumes no responsibility for such reports. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)(2)
5% Owners
BlackRock Inc.(3)	5,265,618	5,384,860	—	5,384,860	15.0%
Dimensional Fund Advisors LP(4)	2,896,982	3,024,151	—	3,024,151	8.4%
The Vanguard Group(5)	35,102	2,341,184	36,467	2,377,651	6.6%
Nominees, Directors, and Officers
M. Shân Atkins	43,363	43,363	—	43,363	*
Dennis Eidson	203,859	203,859	2,400	206,259	*
Dr. Frank M. Gambino	40,454	40,454	—	40,454	*
Douglas A. Hacker	31,265	31,265	—	31,265	*
Yvonne R. Jackson	28,295	28,295	—	28,295	*
Kathleen M. Mahoney	50,394	50,394	—	50,394	*
Matthew Mannelly	6,262	6,262	—	6,262	*
Elizabeth A. Nickels	35,907	35,907	—	35,907	*
Larry Pierce	42,032	42,032	—	42,032	*
Hawthorne L. Proctor	22,216	22,216	—	22,216	*
Mark Shamber	25,130	25,130	—	25,130	*
David M. Staples	172,876	172,876	—	172,876	*
Yvonne Trupiano	24,981	24,981	—	24,981	*
William R. Voss	25,880	25,880	—	25,880	*
All directors, nominees and executive officers as a group (19 persons)	795,634	795,634	2,400	798,034	2.2%

(1)

The percentages set forth in this column were calculated on the basis of 35,951,812 shares of common stock outstanding as of December 29, 2018. For SpartanNash nominees, officers, and directors, the number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of December 29, 2018. These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

23	SpartanNash Company Proxy Statement

OWNERSHIP OF SPARTANNASH STOCK (cont’d)

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after December 29, 2018. Each listed person having such stock options and the number of shares subject to such options are shown in the table below (includes “out-of-the-money” options):

Nominees, Directors, and Officers	Stock Options
M. Shân Atkins	4,676
Dennis Eidson	—
Dr. Frank M. Gambino	—
Douglas A. Hacker	—
Yvonne R. Jackson	—
Kathleen M. Mahoney	—
Matthew Mannelly	—
Elizabeth A. Nickels	4,676
Larry Pierce	—
Hawthorne L. Proctor	—
Mark Shamber	—
David M. Staples	—
Yvonne Trupiano	—
William R. Voss	—
All directors, nominees and executive officers as a group (19 persons)	9,352

(3)	Based on a Schedule 13G/A filed January 31, 2019 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.
(4)	Based on a Schedule 13G/A filed February 8, 2019 by Dimensional Fund Advisors LP, Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(5)	Based on a Schedule 13G/A filed February 11, 2019 by The Vanguard Group, Inc., PO Box 2600, V26, Valley Forge, Pennsylvania, 19482-2600.

24	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS

SpartanNash’s executive officers are appointed annually by, and serve at the pleasure of, the Board or the Chief Executive Officer.

Biographical information for Mr. Staples is included above in the “Board of Directors” section of this proxy statement. The following sets forth biographical information as of the date of this proxy statement concerning SpartanNash’s executive officers who are not directors:

Arif Dar (age 50) joined the Company as Senior Vice President and Chief Information Officer in January 2019. Previously, he was the Chief Information Officer for S.C. Johnson and Son, Inc. (“SCJ”) from 2015 to 2018. Prior to that, he served as the Chief Technology Officer for SCJ from 2013 to 2015. He has also held executive IT positions at Maple Leaf Foods, Bombardier Transportation, General Motors, Tyco International and General Electric.

Tammy R. Hurley (age 53) has served as Vice President, Finance and Chief Accounting Officer since August 2016. Prior to her promotion to that position, she served as SpartanNash’s Vice President Finance from February 2015 to August 2016, Director, Accounting from 2010 to 2015, and Corporate Controller from 2001 to 2010. Prior to joining SpartanNash she was an auditor with Deloitte & Touche. She is a Certified Public Accountant.

Kathleen M. Mahoney (age 64) has served as President MDV since June 2017, Chief Legal Officer since November 2015, and corporate Secretary since the Merger. She previously served as Executive Vice President General Counsel from the Merger to November 2015. As President of MDV, she leads and has P&L responsibility for the $2 billion division, which is the largest distributor to military commissaries worldwide, in terms of revenue.  As Chief Legal Officer, Ms. Mahoney oversees the Company’s legal, and aviation functions. Prior to the Merger, she served as Executive Vice President General Counsel and Secretary for Nash Finch, where she oversaw legal, aviation, risk management, asset protection, safety, environmental, and insurance procurement and claims management. Prior to working at Nash Finch, she was the Managing Partner of the St. Paul office of Larson King, LLP.

Larry Pierce (age 64) serves as Executive Vice President, Special Projects. He served as Executive Vice President, Merchandising and Marketing from July 2014 to February 2019, and served in that position on an interim basis from August 2013 to July 2014. Mr. Pierce will retire in September 2019 and until such time, he will focus on special projects and assist with the transition of his duties to Lori Raya. From 2008 to 2014, Mr. Pierce was the Vice President Center Store Merchandising for SpartanNash. Mr. Pierce joined the Company in 2008 after serving in a variety of positions with Coca-Cola Enterprises, including Vice President of Sales for the Supermarket, Mass and Convenience channels.

Lori Raya (age 52) joined the Company as the Executive Vice President Chief Merchandising and Marketing Officer in February 2019. Previously, Ms. Raya held the position as Division President of Albertsons from 2015 to 2018, where she led the post-merger transition with Safeway. Ms. Raya’s career extends over 30 years with Safeway, holding various titles such as Vice President of Retail Operations, Group Vice President of Strategic Initiatives, and multiple food category senior management positions before serving as the first female divisional president in Vons from 2012 to 2015.

Mark Shamber (age 50) became Executive Vice President Chief Financial Officer in September 2017. Mr. Shamber previously served as an independent business consultant from January 2016 to September 2017, Senior Vice President of United Natural Foods, Inc. (“UNFI”) from October 2015 to December 2015, Senior Vice President, Chief Financial Officer and Treasurer of UNFI from October 2006 to October 2015. Prior to holding that position, Mr. Shamber served in financial and accounting positions of increasing authority with UNFI since June 2003. From February 1995 to June 2003, Mr. Shamber served in various positions within the assurance and advisory business services practice at the international accounting firm of Ernst & Young LLP.

Tom Swanson (age 58) has served as Senior Vice President and General Manger, Corporate Retail since October 2018. He previously served as Vice President, Retail Merchandising and Vice President of SpartanNash’s Retail-West operations. Mr. Swanson has held executive retail supermarket positions for over 30 years with Bashas' Markets and Nash Finch.

25	SpartanNash Company Proxy Statement

SPARTANNASH’S EXECUTIVE OFFICERS (cont’d)

Yvonne Trupiano (age 40) has served as Executive Vice President and Chief Human Resources and Corporate Affairs and Communications Officer since March 2018. She joined the Company as Senior Vice President Chief Human Resources Officer in October 2016. Prior to joining SpartanNash, she served as Vice President Human Resources for Avis Budget Group, a global vehicle rental provider, from February 2013 to October 2016. She originally joined Avis Budget Group in 2004 and served in positions of increasing responsibility.

Pat Weslow (age 50) has served as Senior Vice President General Manager Food Distribution since March 2018, having previously served as Senior Vice President, Distribution Sales since 2017. Prior to joining the Company in 2014 as Vice President, National Accounts, Mr. Weslow held executive sales and marketing positions with Acosta and Coca-Cola.

26	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors has appointed the Compensation Committee to assist the Board in fulfilling its responsibilities relating to compensation of the Company’s executive officers and the Company’s compensation and benefit programs and policies. The Compensation Committee determines and implements the Company’s executive compensation philosophy, structure, policies and programs, and administers and interprets the Company’s compensation and benefit plans.

Our named executive officers for 2018 were:

Name	Title
David M. Staples	President and Chief Executive Officer
Mark Shamber	Executive Vice President and Chief Financial Officer
Kathleen M. Mahoney	President, MDV and Chief Legal Officer
Larry Pierce	Executive Vice President, Special Projects
Yvonne Trupiano	Executive Vice President and Chief Human Resources and Corporate Affairs and Communications Officer

Our compensation programs are designed to attract and retain leadership talent consistent with our performance goals. The following discussion provides information regarding the achievements that the compensation program is designed to reward, the elements of the compensation program, the reasons why we employ each element and how we determine amounts paid.

Executive Summary

Business Context

In 2018, the Company made significant progress against key strategic initiatives, including sales growth, expansion of the customer base and through new programs with existing customers, diversification of sales channels, and investment in the retail store base. Key accomplishments included:

•	Consolidated net sales increased 1.3% over the prior year, to $8.1 billion.
•	Food distribution segment sales increased 4.3% over the prior year to $4.0 billion.
•	Increased quarterly cash dividend from $0.165 per common share to $0.18 per common share.
•	The Company returned $20.0 million to shareholders through share repurchases.

2018 Chief Executive Officer Compensation

When the Board of Directors promoted Mr. Staples to Chief Executive Officer in 2017, the Compensation Committee sought to implement a compensation package that was competitive, but also afforded an opportunity for growth over a three-year period. Consistent with that approach, in 2018 the Compensation Committee sought to increase his target level compensation in an effort move toward the median level of compensation for Chief Executive Officers at comparable companies by approving a 6% increase in Mr. Staples’ base salary, and increasing his long-term incentive award opportunity by 25%. In addition, for 2018, the Compensation Committee introduced a non-financial strategic goal comprising 20% of his annual cash incentive opportunity.

Other Named Executive Officers

In 2018, the Compensation Committee largely continued the compensation plans and programs from the previous year. However, it modified the design of the annual cash incentive program to provide for the inclusion of strategic non-financial goals and business unit goals. The changes were designed to better incentivize officers to continue achieving annual growth towards the Company’s long term goals.

27	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Executive Compensation Results

The Company achieved significant accomplishments in 2018 despite many challenges. It also established difficult goals through its compensation programs. The Company fell short of objectives with respect to performance measures under both the annual cash incentive and the long term cash incentive plans. Due to the tight link between pay and performance in the Company’s incentive plans, the Company paid less incentive compensation under these programs (as reported in the Summary Compensation Table) in 2018 compared to 2017. Other results included:

•

Annual Cash Incentive. The Company’s adjusted consolidated net earnings performance was approximately 83.2% of target, resulting in a payout of 24.2% of target annual cash incentive for awards based on corporate performance. Adjusted net sales performance was approximately 96.7% of target, resulting in a payout of 46.6% of target annual cash incentive for awards based on corporate performance.

•

Long Term Cash Incentive. The Company’s Adjusted EPS, ROIC, and Adjusted EBITDA performance for 2018 were 76.6%, 81.0%, and 83.5% of target, respectively. As a result, none of these metrics met the plan’s threshold for payout and no payouts under this plan occurred for 2018.

•	Compensation results:
o	Cash incentive compensation earned by the CEO declined by $177.0 thousand, or 33% compared to the prior year;
o	Aggregate cash incentive compensation earned by our three highest compensated officers other than the CEO and CFO declined by $233.5 thousand, or 46% compared to 2017.

28	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Pay Practices

The Compensation Committee also reviews the Company’s compensation programs to use best practices and avoid poor pay practices. Below is a summary of certain practices we have implemented to serve our compensation philosophies, and certain practices we have avoided because we believe they do not serve our shareholders’ long-term interests.

The practices we follow:	We do NOT:

✓  At-risk compensation. A majority of the compensation paid to our named executive officers is “at-risk” and requires specific and disclosed financial performance, continued employment, or both;

✓  Pay for performance. All performance payouts for named executive officers are based on attainment of goals — both short-term and long-term metrics and targets;

✓  Double-trigger severance arrangements. Our severance agreements provide for double-trigger payments upon change in control;

✓  Double-trigger equity vesting. Beginning in 2016, our equity incentive plan provides for double-trigger vesting of equity awards upon a change in control;

✓  Limited perquisites. Perquisites are limited to certain tax and financial planning benefits and annual physical examinations made available to our executives;

✓  Executive stock retention. Each executive is required to hold at least 50% of the net shares (after taxes) acquired through the Company’s stock incentive plans and other forms of stock based compensation until the executive has achieved the required level of ownership; and

✓  Clawback policy. Incentive compensation paid to executives is subject to recovery.

✘  Provide guaranteed salary increases;

✘  Provide guaranteed bonuses;

✘  Allow hedging or pledging of Company stock by officers, directors, or associates;

✘  Provide excessive perquisites;

✘  Provide excise tax gross-ups in change in control agreements for new officers (appointed after October 2013); or

✘  Allow repricing of options without shareholder approval.

In addition to the elements of compensation discussed above, our executives participate in certain defined benefit and deferred compensation plans. These plans are discussed below under the captions “Pension Benefits,” “Qualified Defined Contribution Retirement Plan,” and “Non-Qualified Deferred Compensation.”

29	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Clawback Policy

The Company maintains a clawback policy providing that under certain circumstances, the Company may recover incentive compensation paid to any current or former associate holding a position of Vice President or a more senior position. The compensation is recoverable if: (a) there is a restatement of all or a portion of the Company’s financial statements due to material non-compliance with financial reporting requirements, (b) the incentive compensation was based on materially inaccurate financial statements or performance metrics, or (c) the associate engaged in ethical misconduct, serious wrongdoing, or violation of applicable legal or regulatory requirements. The Company may recover any incentive compensation paid within the three years prior to the applicable event or conduct.

Mix of Compensation Elements

When determining the mix of awards, the Compensation Committee considers factors such as the short-term and long-term compensation expense to the Company, the economic value delivered to the executives, the overall level of share ownership by the executives, share availability under Company plans, annual share usage and dilution of shareholders, and practices at the Peer Group Companies. The award mix (at target level) for 2018 is presented below.

Fixed – 20% Variable – 80% Fixed – 36% Variable – 64%

Pay for Performance

Our executive compensation elements and programs reflect our “pay for performance” philosophy. The Compensation Committee and the Board have implemented and intend to maintain compensation plans that link a substantial portion of executive compensation to the achievement of goals that the Board considers important.

30	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The table below presents analysis of the pay for performance relationship for the most recently available data (2015 through 2017). The purpose of the analysis is to evaluate whether the Company’s CEO compensation programs are aligned with the Company’s total shareholder return (“TSR”), as measured against the Peer Group Companies. The analysis reflects that CEO realizable compensation was reasonably aligned with total shareholder return for the period. For the purposes of this analysis, “realizable compensation” includes base salary, annual incentives, intrinsic value of options, restricted stock, and performance plan payouts. The Company believes that this analysis supports the Compensation Committee’s view that the performance-based long-term cash incentive plan has contributed to the alignment of the CEO’s pay and performance.

Analysis of Compensation Elements for 2018

Overview

The following is a discussion of key compensation programs and decisions for 2018.

1. Annual Cash Incentive Awards.

Each named executive officer was granted an opportunity to earn an annual incentive award under the Company’s Executive Cash Incentive Plan of 2015 (the “Executive Plan”).

The value of the annual incentive award is dependent on the Company’s achievement of specified levels of adjusted consolidated net earnings and net sales, business unit operating results (for certain executives) and the performance against strategic objectives.

31	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

ANNUAL CASH INCENTIVE AWARD PAYOUT DESIGN

	Adjusted Net Sales (in thousands)	Percentage of Targeted Adjusted Net Sales Achieved for 2018	Percent of Target Annual Incentive Award Paid*	Adjusted Consolidated Net Earnings (in thousands)	Percentage of Targeted Consolidated Net Earnings Achieved for 2018	Percent of Target Annual Incentive Award Paid*
Threshold	$7,924,058	95.0%	20.0%	$67,181	80.0%	10.0%
Target	8,341,114	100.0%	100.0%	83,976	100.0%	100.0%
Maximum	8,758,169	105.0%	200.0%	97,664	116.3%	200.0%
Actual**	8,062,801	96.7%	46.6%	69,838	83.2%	24.2%

*

The threshold, target, and maximum annual incentive award for each named executive officer is reported in the Grants of Plan-Based Awards Table in this proxy statement. The percentage of Target annual incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified above.

**	Company’s actual performance is after adjustments as approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

2. Long-Term Incentive Awards

The long-term incentive award opportunity provided to executive officers consists of mix of restricted stock and multi-year performance-based cash awards. The mix is 50% cash and 50% stock.

Long-Term Cash Incentive Awards. In February 2018, each named executive officer was granted an opportunity to earn a long-term cash incentive award under the Executive Plan, to be earned and vested over a three-year period. Each award is based on three metrics:

1.	Adjusted Earnings Per Share (“EPS”) — a basis for the valuation of our stock and an effective measure of the growth of shareholder wealth
2.	Plan Based Return on Invested Capital (“ROIC”) — a measure of the profitability and value-creating potential after taking into account the amount of initial capital invested.
3.

Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) — which we define as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for unusual items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of net earnings.

The portion of the February 2018 award opportunity for each named executive officer is as follows:

Performance Measurement (For 2018 through Fiscal 2020)	Percentage of Long- Term Cash Incentive Award
Adjusted EPS	40%
ROIC	20%
Adjusted EBITDA	40%

The amount of each component of the long-term incentive award earned for the three-year performance period will be determined according to the following matrices (the percentage of Target long-term cash incentive award paid is interpolated for actual achievement between the threshold and maximum performance levels identified in each table):

32	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

FEBRUARY 2018 LONG-TERM CASH AWARD

ADJUSTED EPS COMPONENT

	Percentage of Earnings Per Share Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<80%	0%
Threshold	80.0%	10.0%
Target	100.0%	100.0%
Maximum	≥116.3%	200.0%

FEBRUARY 2018 LONG-TERM CASH AWARD

ROIC COMPONENT

	Percentage of Plan ROIC Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<92%	0%
Threshold	92.0%	10.0%
Target	100.0%	100.0%
Maximum	≥115.0%	200.0%

 FEBRUARY 2018 LONG-TERM CASH AWARD

ADJUSTED EBITDA COMPONENT

	Percentage of Adjusted EBITDA Achieved	Percent of Target Long- Term Cash Incentive Award Paid
	<90%	0%
Threshold	90.0%	50.0%
Target	100.0%	100.0%
Maximum	≥105.0%	200.0%

The potential values of the long-term cash incentive award for each named executive officer are set forth below.

	Adjusted EPS (40%)			Adjusted EBITDA 40%)			ROIC (20%)			Target Long-Term Cash Incentive
Name	Threshold	Target	Max.	Threshold	Target	Max.	Threshold	Target	Max.	Award Value
Staples	$50,000	$500,000	$1,000,000	$250,000	$500,000	$1,000,000	$25,000	$250,000	$500,000	$1,250,000
Shamber	12,000	120,000	240,000	60,000	120,000	240,000	6,000	60,000	120,000	300,000
Mahoney	12,800	128,000	256,000	64,000	128,000	256,000	6,400	64,000	128,000	320,000
Pierce	8,240	82,400	164,800	41,200	82,400	164,800	4,120	41,200	82,400	206,000
Trupiano	6,040	60,400	120,800	30,200	60,400	120,800	3,020	30,200	60,400	151,000

33	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table shows the status of all outstanding long-term incentive cash awards as of December 29, 2018 under the long-term cash incentive program.

Award Date	Performance Measure	Performance Period	Actual Performance as % of Target[1]	Payout Earned	Payout Due
March 1, 2018	Adj. EPS	FYE 01/02/21	TBD	TBD
	ROIC	FYE 01/02/21	TBD	TBD	After fiscal 2020
	Adj. EBITDA	FYE 01/02/21	TBD	TBD
March 1, 2017	Adj. EPS	FYE 12/28/19	TBD	TBD
	ROIC	FYE 12/28/19	TBD	TBD	After fiscal 2019
	Adj. EBITDA	FYE 12/28/19	TBD	TBD
March 1, 2016	Adj. EPS	FYE 12/29/18	76.6%	0.0%
	ROIC	FYE 12/29/18	81.0%	0.0%	No payout earned.
	Adj. EBITDA	FYE 12/29/18	83.5%	0.0%

[1]	Company’s actual performance is after adjustments approved by the Board of Directors under the terms of the Executive Cash Incentive Plan of 2015.

Objectives of SpartanNash’s Compensation Programs

The primary objectives of the Company’s compensation are to:

•	attract, retain, motivate, and reward talented executives who are critical to the current and long-term success of the Company;
•

provide an overall level of compensation opportunity that is competitive within the markets in which SpartanNash competes and within a broader group of companies of comparable size, financial performance, and complexity;

•	provide targeted compensation levels that are consistent with the 50th percentile of competitive market practices for each pay component (base salary, annual incentives, and long-term incentives);
•	support SpartanNash’s long-range business strategy;
•	reward and retain the Company’s executives and compensate for individual performance; and
•	align the interests of the executives with those of the shareholders by linking compensation to the Company’s performance and share price.

How the Compensation Committee Determines Compensation Levels

The processes the Compensation Committee follows when determining pay levels are discussed in more detail below.

34	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Overview

The Compensation Committee’s overall decision-making process is summarized as follows:

•

the Committee reviews with its independent compensation consultant recent trends and developments in executive compensation, including salaries, short-term and long-term incentive plan targets and payouts, equity awards, and perquisites and benefits;

•

the Company’s executive officers, Human Resources, and Finance associates serve as resources to the Compensation Committee and provide advice, information, analysis and documentation to the Compensation Committee upon request;

•

the Committee reviews and analyzes data, including surveys and publicly available information compiled by the independent compensation consultant, to determine the median level of compensation for each type of compensation paid for comparable positions at comparable companies;

•

the Committee compares the compensation of the Company’s executives to compensation at the comparable companies in the context of the Company’s financial performance, economic conditions, and other factors; and

•

the Committee sets compensation opportunities for our executives to target generally the median levels for comparable companies, but makes adjustments for a number of considerations discussed below, including individual performance, company performance, past compensation, and other factors.

Market Benchmarking

In general, the Compensation Committee seeks to provide target compensation opportunities that are competitive with the market levels for each major category of compensation for executives in similar positions at companies of comparable size, financial performance, industry and complexity. As part of this overall analysis, the Committee reviews survey data provided by its compensation consultants, and engages in benchmarking of selected companies (referred to as “Peer Group Companies”).

The Compensation Committee reviews the constituents of the Peer Group Companies from time to time to help ensure that the group is fairly comparable to the Company. Changing business models, mergers, growth, and other factors may necessitate adjustments. The Peer Group Companies for 2017 were as follows:

Anixter International Inc.	Smart & Final Stores, Inc.
The Andersons, Inc.	SUPERVALU Inc.[2]
Casey’s General Stores, Inc.	SYNNEX Corp.
Core-Mark Holding Company, Inc.	United Natural Foods, Inc.
Essendent Inc.[1]	Vertiv Corporation
Owens & Minor, Inc.	WESCO International Inc.
Ryder System, Inc.

[1]	Essendent Inc. was acquired by Staples Inc. in January 2019.
[2]	SUPERVALU Inc. was acquired by United Natural Foods, Inc. in October 2018.

Median 2017 revenue for the peer group was $7.9 billion, compared to SpartanNash revenue of $8.0 billion. Peer Company revenue for 2018, expressed as a multiple of the Company’s revenue, ranged from 0.5 to 2.1. Median market capitalization at the end of 2017 was $1.5 billion for the Peer Group Companies compared to $1.0 billion for SpartanNash. The chart below illustrates the 2017 market capitalization and revenue of each Peer Group Company expressed as a multiple of the corresponding value for SpartanNash.

35	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

•     Peer Group Company market capitalization ranged from 0.4 to 5.7 times the Company’s market capitalization at December 30, 2017.

•     Peer Group Company 2017 revenue ranged from 0.5 to 2.1 times Company revenue for the corresponding period.

In addition to determining the median level of an element of a compensation category among the Peer Group Companies, the Committee analyzes competitive compensation practices in the general industry for those positions that may be occupied by officers and executives recruited from outside of the wholesale and retail grocery business and perform regression analysis to adjust to SpartanNash’s revenue size in these cases.

Market levels serve only as a reference point; the Committee also considers:

•	individual performance;
•	time each executive has served in the position;
•	the experience of each executive;
•	future potential of the executive;
•	internal equity;
•	retention concerns; and
•	Company performance.

Evaluating Individual Performance

Each year, the Compensation Committee reviews and evaluates individual executive performance as part of its decision making process. The Chairperson of the Compensation Committee coordinates the Board’s review of the individual performance of the Chief Executive Officer. The Chairman of the Board helps ensure that the Chief Executive Officer’s performance objectives are appropriate. The Chairman of the Board, Lead Independent Director, and the Chair of the Compensation Committee communicate the Board’s review to the Chief Executive Officer.

For the named executive officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee an evaluation of each executive officer’s performance.

As discussed above, individual performance is only one factor among several that the Compensation Committee considers in making these adjustments, and there is no prescribed formula or mechanism for translating individual performance into specific amounts of compensation. The Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling, including experience, potential of the executive, retention concerns, recent compensation of the executive, internal pay equity, Company performance, and general industry and economic conditions.

36	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Internal Pay Equity

The ratio between Chief Executive Officer compensation and other named executive officer compensation is used by some as an indicator of internal pay equity. For SpartanNash as of 2018, the ratio of the CEO’s target total direct compensation (salary, annual bonus opportunity, and long-term incentive opportunity) to the average target total direct compensation of the other named executive officers was 3.1 to 1. The Compensation Committee believes that this ratio is within the market range of between 3.0 and 3.5 to 1.

Use of Independent Compensation Consultants

The Compensation Committee has engaged Willis Towers Watson (“WTW”), a compensation consulting firm that has provided such services to the company since 2010. The Compensation Committee evaluated the independence of WTW at the request of the Company’s management, taking into account the fact that its affiliates provide certain benefits-related services to the Company, and determined that the provision of other services by WTW affiliates would not affect the ability of WTW to deliver objective and independent advice to the Compensation Committee. In 2018, the Company paid WTW $184,000 for its executive compensation services, and paid $502,000 to affiliates of WTW for providing services unrelated to executive compensation.

The Compensation Committee instructed WTW to provide advice and guidance on compensation proposals, including changes to compensation levels, the design of incentive plans and other forms of compensation, and to provide information about market practices and trends. Typically, WTW attends one or two Compensation Committee meetings per year, reviews existing compensation programs for consistency with our compensation philosophy and current market practices and produces the comparative information derived from peer group and published survey data that the Compensation Committee reviews when setting compensation. With respect to 2018, WTW’s activities included:

•	performing a market review of executive officer compensation components;
•	reviewing our annual and long-term incentive plan design structure;
•	reviewing current issues and trends in executive compensation; and
•	reviewing the pay-for-performance alignment of our executive compensation programs.

Stock Ownership Guidelines

SpartanNash’s Board of Directors has established stock ownership guidelines for corporate officers. These guidelines are designed to help ensure that officers share downside risk and upside potential with other shareholders. Our executive officers are expected to achieve and maintain a level of stock ownership having a value that is approximately equal to or greater than a percentage of the executive’s annual base salary. The percentages are as follows:

Position	Percentage of Base Salary
Chief Executive Officer	500%
Executive Vice Presidents	300%
Senior Vice President	200%
Vice Presidents; Regional and Divisional Vice Presidents	100%

Until the specified level of ownership is achieved, executives are required to hold at least 50% of all shares acquired (net of taxes) through the Company’s stock incentive plans. As of December 29, 2018, all of the Company’s named executive officers had achieved the target ownership level or were making satisfactory progress toward the target levels as required under the Company’s stock ownership policy.

Personal Benefits and Perquisites

Perquisites play a minor role in the Company’s compensation program. The Company has retained a firm to provide tax and financial planning services for its named executive officers, and executives are provided with an annual physical.

37	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Risk Considerations

The Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	we structure our pay to consist of both fixed compensation and variable compensation;
•	we cap our cash incentive opportunities;
•	equity awards generally vest over four years, creating incentives for long-term growth;
•	the Company may recover incentive-based compensation under the Company’s clawback policy; and
•	we have stock ownership requirements.

Severance and Change in Control Payments

SpartanNash believes that severance payments upon certain terminations of employment benefit the Company and the shareholders by allowing executives to remain focused during uncertain times while also obtaining restrictive covenants for the benefit of the Company. SpartanNash also believes that benefits payable upon a “double-trigger” of both termination of employment and a change in control benefit the Company and the shareholders by motivating and encouraging each executive to be receptive to potential strategic transactions that are in the best interest of shareholders, even if the executive faces potential job loss, and by motivating the executives in the period leading up to a potential change in control. To accomplish these goals, SpartanNash has entered into an employment agreement and an executive severance agreement with each named executive officer.

Under the terms of our equity based compensation plans and our executive employment and severance agreements, the Chief Executive Officer and other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment and upon a change in control of the Company. The specific terms of these arrangements and an estimate of the compensation that would have been payable had they been triggered as of year-end are described in detail in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change in Control.” The terms and conditions of these arrangements are the result of arms-length negotiations between the Compensation Committee and the Company’s executive officers.

The termination of employment provisions of the executive employment and severance agreements are intended, in part, to address retention concerns by providing these individuals with a certain amount of compensation that would offset the potential disincentive to support an effort that would result in a change in control of the Company that could threaten the executive’s job.

Shareholder Say-On-Pay Votes

The Company provides its shareholders with the opportunity to cast a say-on-pay vote annually, which is an advisory vote on executive compensation. At the Company’s Annual Meeting held in May 2018, almost 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation, and generally did not change its approach in 2018. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

38	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table shows certain information concerning the compensation earned by each person who served in the capacity of the Chief Executive Officer and the Chief Financial Officer; and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer or Chief Financial Officer who were serving as executive officers as of the end of 2018 (the officers identified in the table below are referenced in this Proxy Statement as the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation(3)	All Other Compensation(4)	Total(5)
David M. Staples	2018	$840,385	$—	$1,264,198	$362,032	$4,831	$119,955	$2,591,401
President and CEO	2017	727,212	—	990,619	539,013	4,235	101,023	2,362,102
	2016	600,000	—	428,350	791,325	4,308	80,195	1,904,178
Mark Shamber	2018	456,154	—	303,448	122,923	—	21,738	904,263
EVP and CFO	2017	135,385	47,498	—	—	—	606	183,489
Kathleen M. Mahoney(6)	2018	458,077	100,000	323,665	114,231	—	44,729	1,040,702
EVP and CLO	2017	441,154	—	312,472	193,939	—	47,717	995,282
President, MDV	2016	415,000	—	195,137	430,458	—	42,341	1,082,936
Larry Pierce	2018	375,000	—	208,337	76,158	178	34,715	694,388
EVP	2017	368,462	—	199,359	173,265	155	46,226	787,467
Special Projects	2016	341,000	—	195,137	392,160	159	39,171	967,627
Yvonne Trupiano	2018	393,269	—	152,776	78,655	—	30,872	655,572
EVP and CHRO

(1)

These amounts represent the grant date fair value of restricted stock determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). For details regarding the assumptions used in the valuation of share-based awards, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 29, 2018.

(2)

The amount reported in this column consists of the annual cash incentive award earned and the portion of the long-term cash incentive award that was earned in 2018. These awards were made under the Company’s Executive Plan. The following table provides details regarding the non-equity incentive compensation earned by each named executive officer in 2018:

Name	Annual Cash Incentive Award Earned	Adj. EPS Portion of Long-Term Incentive Award Earned	ROIC Portion of Long-Term Incentive Award Earned	Adj. EBITDA Portion of Long-Term Incentive Award Earned	Total
Mr. Staples	$362,032	$—	$—	$—	$362,032
Mr. Shamber	122,923	—	—	—	122,923
Ms. Mahoney	114,231	—	—	—	114,231
Mr. Pierce	76,158	—	—	—	76,158
Ms. Trupiano	78,655	—	—	—	78,655

(3)

The amounts reported in this column consist of the change in the actuarial present value of the named executive officer’s accumulated benefit under the SpartanNash Cash Balance Pension Plan and Supplemental Executive Retirement Plan, computed as of the pension plan measurement date used for financial statement reporting purposes for the reported years. For more information, see the Pension Benefits section of this proxy statement and Note 11, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Annual Report on Form 10-K for the period ended December 29, 2018.

39	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

(4)

“All Other Compensation” includes the value of Company matching contributions to each executive’s qualified and non-qualified retirement plans, dividends on unvested restricted stock awards, and Company paid life insurance premiums (a benefit that is generally available to the Company’s salaried associates). The following table provides details regarding all other compensation paid to named executive officers for 2018:

Name(5)	Qualified Savings Plan Match	Nonqualified Savings Plan Match	Dividends on Unvested Restricted Stock	Insurance Premiums	Total
Mr. Staples	$8,250	$32,988	$78,111	$606	$119,955
Mr. Shamber	8,250	—	12,882	606	21,738
Ms. Mahoney	7,982	13,132	23,009	606	44,729
Mr. Pierce	8,250	9,864	15,995	606	34,715
Ms. Trupiano	4,702	10,333	15,231	606	30,872

(5)	None of the Company’s named executive officers received perquisites or personal benefits having an aggregate value of $10,000 or greater.
(6)	On June 1, 2018, Ms. Mahoney earned a retention bonus. This bonus opportunity was granted in connection with her appointment as President, MDV in June 2017.

GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning each grant of an award made to the named executive officers in 2018.

		Estimated Possible or Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Threshold	Target	Maximum	Units	Awards(2)
David M. Staples	3/1/18	$99,110	$935,000	$1,870,000
	3/1/18	325,000	1,250,000	2,500,000
	3/1/18				74,540	$1,264,198
Mark Shamber	3/1/18	32,200	322,000	644,000
	3/1/18	78,000	300,000	600,000
	3/1/18				17,892	303,448
Kathleen M. Mahoney	3/1/18	26,818	253,000	506,000
	3/1/18	83,200	320,000	640,000
	3/1/18				19,084	323,665
Larry Pierce	3/1/18	20,625	206,250	412,500
	3/1/18	53,560	206,000	412,000
	3/1/18				12,284	208,337
Yvonne Trupiano	3/1/18	22,000	220,000	440,000
	3/1/18	39,260	151,000	302,000
	3/1/18				9,008	152,776

(1)

The amounts reported in these rows represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for the annual cash incentive award (first line) and that can be earned for the long term incentive award opportunities (second line) under the Executive Plan. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this proxy statement.

(2)

Amounts reported represent the aggregate grant date fair value determined in accordance with ASC 718. For valuation assumptions, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 29, 2018.

40	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Discussion of Summary Compensation and Plan-Based Awards Tables

Salary; Employment Agreements. Each named executive officer is paid a salary pursuant to an employment agreement with the Company. Under the terms of each Agreement, the Company will employ the executive as an officer of the Company for an indefinite period of time until termination of employment. Each executive officer receives a base salary that is reviewed annually and is eligible to participate in any of the Company’s bonus programs designated by the Compensation Committee. Employment terminates automatically in the event of death, and the Company may terminate the executive’s employment for cause or for disability if he or she is no longer able to perform the essential functions of the position.

Non-Equity Incentive Plan Awards. For 2018, each named executive officer was granted the opportunity to earn cash incentive compensation on an annual basis, and a long-term incentive award to be earned based on performance over three years under the Company’s shareholder-approved Executive Plan.

The Executive Plan is a non-equity incentive compensation plan that is designed to motivate executive officers and other participants who are in a position to make substantial contributions toward the achievement of goals established under the plan. The plan’s objectives include:

•	motivating participants to achieve SpartanNash’s annual financial and business objectives;
•	providing a competitive incentive compensation opportunity; and
•	creating linkage between participant contribution and SpartanNash’s business and financial objectives.

Restricted Stock. All shares of restricted stock were awarded to the named executive officers pursuant to the Stock Incentive Plan of 2015. Awards under SpartanNash’s equity compensation plans are designed to:

•	align executive and shareholder interests;
•	reward executives and other key associates for building shareholder value; and
•	encourage long-term investment in SpartanNash.

Prior to making any equity awards, the Compensation Committee considers share usage under all of the Company’s equity compensation plans, dilution of shareholders, and each executive’s current ownership of the Company’s stock.

Equity incentive awards have several key advantages over cash compensation, including promoting executive retention through the use of vesting periods and aligning executive and shareholder interests by giving executives an ownership stake in the Company.

The shares of restricted stock granted to the named executive officers in 2018 vest in four equal yearly increments. If the employment of an executive officer is terminated for any reason other than death, disability, or retirement, then all unvested shares of restricted stock are forfeited unless the Compensation Committee exercises its discretion to waive any remaining restrictions. If an executive officer dies or becomes disabled then all outstanding shares of restricted stock will vest automatically. In the event of retirement, the outstanding shares will continue to vest, provided that the executive continues to comply with the noncompetition covenants applicable to the award. For information regarding accelerated vesting of restricted stock upon termination or a change-in-control of the Company, please see the section entitled “Potential Payments Upon Termination or Change-in-Control.”

Dividends. Executives receive any dividends paid on unvested restricted shares at the rate dividends are paid on common stock.

Holding Period. The shares of restricted stock awarded to the named executive officers are subject to forfeiture if not held until the restrictions applicable to the shares have elapsed. While the shares of restricted stock once vested are not subject to an express holding period once vested, each named executive officer must comply with the Company’s stock ownership guidelines discussed on page 37.

41	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Stock Bonus Plan. The Company’s 2001 Stock Bonus Plan allowed named executive officers and certain other key associates to elect to receive all or a portion of any annual cash incentive award they may receive in the form of SpartanNash common stock. Associates who make such an election receive SpartanNash common stock having a value equal to the portion of the annual cash incentive award designated by the associate, plus an additional grant of shares having a value of 20% of the election amount. Shares are subject to a holding period of twenty-four months. In February 2018, the shares available under the Stock Bonus Plan were exhausted. For 2019, the Compensation Committee has approved a program to substantially replicate the Stock Bonus Plan using shares under the Company’s Stock Incentive Plan of 2015. No shares were issued under the Stock Bonus Plan during 2018.

Pension Benefits and Non-Qualified Deferred Compensation. For information on pension benefits and non-qualified deferred compensation, please see the tables and accompanying narrative below.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table provides information concerning restricted stock awards that have not vested for each named executive officer outstanding as of December 29, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(1)
David M. Staples	106,716	$1,802,433
Mark Shamber	17,892	302,196
Kathleen M. Mahoney	31,317	528,944
Larry Pierce	21,784	367,932
Yvonne Trupiano	17,477	295,187

(1)	The market value reflected in this column is based on a closing market price of $16.89 on December 28, 2018 (the last trading day of 2018) as reported by the Nasdaq Global Select Market.
(2)	The following table sets forth the vesting dates for unvested restricted stock awards to each named executive officer as of December 29, 2018.

Vesting Schedule for Shares of Restricted Stock

Vesting Date	David M. Staples	Mark Shamber	Kathleen M. Mahoney	Larry Pierce	Yvonne Trupiano
3/1/19	25,950	4,473	8,033	6,261	3,237
4/1/19	3,780	—	1,722	1,722	—
5/23/19	3,307	—	—	—	—
6/1/19	—	—	839	—	—
10/3/19	—	—	—	—	4,902
3/1/20	22,325	4,473	6,276	4,504	3,237
4/1/20	3,780	—	1,722	1,722	—
5/23/20	3,307	—	—	—	—
6/1/20	—	—	839	—	—
10/3/20	—	—	—	—	612
3/1/21	22,325	4,473	6,276	4,504	3,237
5/23/21	3,307	—	—	—	—
6/1/21	—	—	839	—	—
3/1/22	18,635	4,473	4,771	3,071	2,252

42	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last completed fiscal year for each of the named executive officers on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
David M. Staples	13,800	$63,066	17,441	$323,514
Mark Shamber	—	—	—	—
Kathleen M. Mahoney	—	—	7,757	153,504
Larry Pierce	—	—	6,916	132,195
Yvonne Trupiano	—	—	5,888	109,716

(1)

The dollar values reported in this column are calculated by multiplying the number of shares acquired on exercise by the “spread” between the closing price of SpartanNash common stock on the date of the exercise and the exercise price of the option.

(2)

The dollar values reported in this column are calculated using the closing price of the stock on the date of vesting, or if the vesting date is not a day on which Nasdaq is open for trading, then the closing price on the most recent preceding trading day.

PENSION BENEFITS

Messrs. Staples and Pierce participated in the now-frozen Spartan Stores Cash Balance Pension Plan, a qualified pension plan. The Cash Balance Pension Plan was frozen in 2011 and additional service credits are no longer added to each Associate’s account. The participants in the Cash Balance Pension Plan will continue to accrue interest credits at the end of each month until the cash balance is paid out. The interest rate used for this purpose is the average of the 10-year Treasury interest rate over the 3 months ending in November of the prior calendar year, or 2.05%, whichever is greater.

Upon termination of employment, a participant will be entitled to his or her vested accrued benefit.

The table below summarizes the pension benefits for the named executive officers that participate in the Cash Balance Pension Plan and the Supplemental Executive Retirement Plan (“SERP”). Because the Pension Plan is frozen, SERP participants will no longer accrue basic credits under the SERP, but may accrue interest credits.

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)(2)(3)		Payments During Last Fiscal Year
David M. Staples	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	18.75 18.75	$103,565 112,078	$	− −
Larry Pierce	SpartanNash Cash Balance Pension Plan Supplemental Executive Retirement Plan	9.00 9.00	7,427 512		− −

(1)

Represents the actuarial present value of the named executive officer’s accumulated benefit under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes (December 29, 2018). For more information, see Note 11, Associate Retirement Plans, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 29, 2018.

(2)

The Cash Balance Pension Plan was frozen effective January 1, 2011. Even though participants may continue to accrue years of credited service, the additional years do not increase the value of the accumulated benefit, but increased service years affect the distribution payment options at termination. These changes are also effective for the Supplemental Executive Retirement Plan, which mirrors the Cash Balance Pension Plan (as discussed below), except that distribution options under the Supplemental Executive Retirement Plan are different.

43	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Qualified Defined Contribution Retirement Plan

The Company maintains the Savings Plus Plan, a qualified 401(k) defined contribution retirement plan that is generally open to all of the Company’s non-union associates. Our named executive officers are eligible to participate in the Savings Plus Plan, subject to wage and contribution limits imposed by the Internal Revenue Code.

Beginning in 2019, the Savings Plus Plan allows for 100% matching contributions by the Company on the first 3% of salary and 50% matching contributions on the next 2% of salary. Matching contributions made prior to 2019 are subject to a vesting schedule for associates with less than five years of service. The Savings Plus Plan also includes a discretionary profit-sharing contribution for eligible participants. The Company did not make any profit sharing contribution for 2018.

NON-QUALIFIED DEFERRED COMPENSATION

SpartanNash maintains two non-qualified deferred compensation plans: the Supplemental Executive Savings Plan (“SESP”), which is a non-qualified deferred compensation plan for SpartanNash’s officers and certain other associates, and the SERP, which provides non-qualified deferred compensation benefits to SpartanNash’s officers.

The purpose of the SESP is to provide officers with the benefits that they are otherwise denied under the Company’s qualified savings plan, the Savings Plus Plan, due to the annual dollar limit on compensation and other limitations of the Internal Revenue Code, which are referred to collectively as the “statutory limits.” Participants in the SESP may defer up to 50% of base salary and up to 100% of any bonuses under the plan. This opportunity is in addition to a participant’s savings opportunity under the Savings Plus Plan (subject to statutory limits). Participants in the SESP are entitled to a Company-matching contribution that mirrors the matching contribution by the Company up to 5% of salary under the Savings Plus Plan, except the statutory limits do not apply.

The SESP provides participants with various investment alternatives, consisting primarily of mutual funds. The investments are only hypothetical investments, also referred to as phantom investments. The investment results for a participant are determined as if the contributions had actually been invested in the selected investment fund during the relevant time period.

The purpose of the SERP is to provide officers with the benefits that they are otherwise denied under the Cash Balance Pension Plan due to statutory limits. Because the Cash Balance Pension Plan  is frozen, SERP participants no longer accrue basic credits under the SERP, but may accrue interest credits.

Benefits under the SERP are paid from SpartanNash’s general assets. There is no separate trust that has been established to fund benefits.

The following table provides certain information regarding participation of the named executive officers in our non-qualified deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions In Last FY(1)	Registrant Contributions In Last FY	Aggregate Earnings In Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance At Last FYE(2)
David M. Staples	$100,197	$32,988	$(37,126)	$—	$1,236,285
Mark Shamber	—	—	—	—	—
Kathleen M. Mahoney	21,277	13,132	(6,657)	—	120,152
Larry Pierce	75,000	9,864	(26,889)	—	522,677
Yvonne Trupiano	23,596	10,333	(2,061)	—	31,868

(1)	All of the amounts in this column are also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table of this proxy statement.
(2)

The aggregate balance at last year-end shown in this column includes Company contributions in prior years which were reported as “All Other Compensation” on the Summary Compensation Table for the applicable year. Company contributions in prior years that have previously been reported for each named executive officer are as follows: $262,590 for Mr. Staples, $29,106 for Ms. Mahoney, and $21,934 for Mr. Pierce.

44	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Employment Agreements

Each of SpartanNash’s executive officers has an employment agreement with SpartanNash providing that if the officer’s employment is terminated by SpartanNash other than due to death, disability or cause (as defined in the employment agreement), or if the employment is terminated by the officer for good reason (as defined in the employment agreement), the officer will receive the payments and benefits described and quantified in the table on page 46.

Each Company employment agreement requires that the officer meet certain conditions to be eligible for severance pay, including execution of a release of certain employment-related claims and compliance with the post-employment confidentiality and non-competition provisions of the employment agreement.

Executives will not receive severance payments or benefits under the Executive Employment Agreements if they receive any payments or benefits under the Executive Severance Agreements, which are described below.

Executive Severance Agreements

The Company’s executive severance agreements provide that if the officer’s employment with SpartanNash terminates for reasons other than a nonqualifying termination (as described below) during the two-year period following a change in control (as described below) of SpartanNash, then the officer will receive the payments and benefits described and quantified in the table on page 47. For Messrs. Staples and Pierce, the executive is required to accept up to a 10% reduction of severance benefits to avoid imposition of any excise tax imputed under the Internal Revenue Code. For Mr. Shamber and Ms. Mahoney, the agreement contains a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

SpartanNash will not provide benefits under the executive severance agreements in the event of a “nonqualifying termination.” A nonqualifying termination is defined in the agreements as any of the following: termination by SpartanNash for cause, termination by the officer (with notice to the Company) for any reason other than for good reason (as defined in the executive severance agreement), retirement of the officer, and death or disability of the officer.

The term “change in control” is defined in the executive severance agreements generally as (1) the acquisition by any person or group of 20% or more of the outstanding common stock or voting power of SpartanNash, (2) the majority of the Board being comprised of persons other than the current members of the Board or their successors whose nominations were approved by at least two-thirds of the Board, or (3) the effective time of certain mergers, reorganizations, plans of dissolution or sales of substantially all of SpartanNash’s assets.

The Company believes that the Executive Employment Agreements and Executive Severance Agreements help retain our executives and keep them focused on implementing our strategic plan during a time of increased competition, consolidation, and uncertainty in our industry. The agreements benefit the Company by enabling executives to remain focused on the business of the Company in uncertain times without the distraction of potential job loss.

The following table summarizes the potential payments and benefits payable to each named executive officer upon termination for the reasons set forth below, assuming that the triggering event took place on December 29, 2018 (and that no change in control took place before the triggering event).

45	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Potential Payments Upon Termination Not in Connection

With a Change in Control

	David M. Staples	Mark Shamber	Kathleen M. Mahoney	Larry Pierce	Yvonne Trupiano
Termination Other than for Retirement, Death, Disability or Cause(1)(2)
Lump-Sum Salary Payment(3)	$850,000	$460,000	$460,000	$375,000	$400,000
Health Coverage Reimbursement (COBRA)(4)	14,629	20,878	5,565	14,405	18,726
Outplacement Assistance	10,000	10,000	10,000	10,000	10,000
TOTAL	$874,629	$490,878	$475,565	$399,405	$428,726
Retirement(5)(6)
Restricted Stock Vesting(7)	1,802,433	302,196	528,944	367,932	295,187
Annual Cash Incentive Award(8)	362,032	122,923	114,231	76,158	78,655
Long-Term Cash Incentive Award(9)	107,167	25,720	27,435	17,661	12,946
TOTAL	$2,271,632	$450,839	$670,610	$461,751	$386,788
Death or Disability
Restricted Stock Vesting(7)	1,802,433	302,196	528,944	367,932	295,187
Annual Cash Incentive Award(8)	362,032	122,923	114,231	76,158	78,655
Long-Term Cash Incentive Award(10)	416,667	100,000	106,667	68,667	50,333
TOTAL	$2,581,132	$525,119	$749,842	$512,757	$424,175

(1)

Under the Employment Agreements, the Company will provide severance payments and benefits only if the named executive officer is terminated by the Company at will (i.e., not for death, disability, or “cause” as defined in the agreements), or if the executive terminates the employment for “good reason,” as defined in the Employment Agreements.

(2)	Any named executive officer who is terminated for cause (as defined in the Employment Agreements) will receive only salary and benefits accrued as of the date of termination.
(3)

The Employment Agreement with each named executive officer requires lump-sum payment of an amount equal to the executive’s salary for a period of fifty-two weeks following the week in which the employment terminates.

(4)

The amounts would be paid as reimbursement by the Company to the executive for the COBRA continuation coverage premium necessary to continue the named executive officer’s then-current health, dental, vision, and prescription drug coverage (for the executive and any dependents) for a period of 52 weeks following termination.

(5)

Under the terms of the Executive Plan and the Company’s equity incentive plans, an associate is eligible for retirement after attaining age 65, or age 55 if the associate has 10 years of service. Mr. Staples, Ms. Mahoney and Mr. Pierce are eligible for retirement status. None of the other named executive officers are eligible for retirement, and would therefore not receive the payments set forth under the caption “Retirement.” For those officers, the amounts set forth under “Retirement” are provided solely for the purpose of illustrating the payments that would be made if the named executive officers were eligible for retirement as of December 29, 2018.

(6)	Benefits under the SERP and Cash Balance Pension Plan are described in the “Pension Benefits” and “Non-Qualified Deferred Compensation” sections of this proxy statement.
(7)

Under the terms of the Company’s stock incentive plans, if a Plan participant becomes disabled or dies, then the participant will receive a pro-rata portion of any unvested restricted stock, but the plans also permit the Compensation Committee, in its sole discretion, to waive any restrictions remaining on any remaining shares of restricted stock before or after the death, retirement, or disability of the participant. Pursuant to its discretionary authority, the Compensation Committee has included in the terms and conditions of each grant of restricted stock to the named executive officers a provision for the automatic vesting of restricted stock upon the death or disability of the named executive officer.

(8)

In the event of retirement, death, or disability before the completion of the performance period, the named executive officer will earn a pro-rata portion of the award based on the number of weeks of employment during the performance period. Any earned amount of the annual cash incentive award was earned as of the end of 2018 (the date of the assumed triggering event) and is included in the Non-Equity Incentive Compensation reported in the Summary Compensation Table.

(9)

If a named executive officer retires during the performance period, then the payout, if any, will be the amount the officer would have earned had he or she remained employed with the Company for the full performance and vesting period based on actual performance results, paid on a pro-rated basis according to the length of employment during the performance period. If an officer retires after the performance period but before the vesting date, the earned portion of the award, if any, will be paid in full. The amounts reported in the table are based on projected performance for fiscal 2019 and 2020.

(10)

If a named executive officer dies or becomes disabled with 12 months or more remaining in the performance period, the target bonus will be paid on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled with less than 12 months remaining in the performance period, the payout, if any, will be paid based on actual performance results on a pro-rata basis based on the length of employment during the performance period. If an officer dies or becomes disabled after the performance period, any earned portion of the award will be paid. The amounts reported in the table are based on projected performance for fiscal 2019 and 2020.

46	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

The following table summarizes the potential payments and benefits payable to each of SpartanNash’s named executive officers upon termination after a change of control of the Company, assuming that the change in control and termination took place on December 29, 2018.

Potential Payments Upon Termination in Connection

With a Change in Control

	David M. Staples	Mark Shamber	Kathleen M. Mahoney	Larry Pierce	Yvonne Trupiano
Lump Sum Payment(1)	$3,932,031	$1,686,923	$1,538,230	$1,238,658	$1,318,485
Long-Term Cash Incentive Award(2)	1,083,333	100,000	246,667	202,000	142,000
Acceleration of Options(3)	—	—	—	—	—
Acceleration of Restricted Stock(3)	1,802,433	302,196	528,944	367,932	295,187
Cash Balance Pension Plan Benefit and SERP Benefit(4)	9,813	—	—	362	—
Continued Benefits(5)	66,584	89,702	39,455	83,471	80,897
Outplacement Services(6)	25,000	25,000	25,000	25,000	25,000
Adjustment to Avoid Tax Gross-Up(7)	—	—	—	—	—
Excise Tax Gross-Up(7)(8)	2,305,591	—	—	—	—
TOTAL	$9,224,785	$2,203,821	$2,378,296	$1,917,423	$1,861,569

(1)

Under the Executive Severance Agreements, the officer is entitled to receive a lump sum payment equal to the sum of: (a) the executive’s unpaid base salary through the date of termination, (b) any unpaid annual incentive awards that have been earned and become payable, (c) a pro-rata portion of the executive’s target bonus under the Incentive Plan for the year of termination, and (d) an amount equal to twice the sum of: (i) the higher of the executive’s annual base salary rate as of the date of termination and base salary on the date before the change in control; and (ii) the higher of the executive’s current year target bonus under the Incentive Plan (with such calculations to be made as though the target level has been achieved) and the current-year forecasted bonus under the Incentive Plan as of the Date of Termination. If the Board of Directors has not established a target bonus under the Incentive Plan for the current year at the time of the change in control, then the previous year’s target bonus will be used to determine the amounts described above in clauses (c) and (d)(ii).

(2)

Under the terms set forth in the letter agreement governing each named executive officer’s long-term cash incentive award, upon a change in control of the Company during the performance period, the officer will earn a long-term cash incentive award equal to the greater of the target amount or the projected earned amount of the award based on the Company’s performance as of the date of the change in control, to be paid on a pro-rata basis for the length of employment during the performance period prior to the change in control. If a change in control follows the performance period, any earned but unvested portion of the award will be payable in full upon the earliest to occur of the termination of the officer’s employment for any reason, the applicable vesting date, or the date that is the 15th day of the third month following the change in control. The amounts reported in the table reflect projected performance for fiscal 2019 and 2020.

(3)	Upon a change in control, the officer’s unvested shares of restricted stock will vest.
(4)

For named executive officers who participate in the frozen Cash Balance Pension Plan, the Executive Severance Agreement calls for a lump sum payment equal to: (a) the difference between the officer’s SpartanNash Cash Balance Pension Plan account balance on the date of termination and the amount he or she would have been entitled to receive under the SpartanNash Cash Balance Pension Plan, assuming the officer was fully vested under the Plan and had continued employment and years of service coverage for 24 additional months; and (b) the difference between the named executive officer’s SERP account balance as of the date of employment termination and the account balance if the executive remained employed for 24 additional months.

(5)

Under the Executive Severance Agreements, each named executive officer will receive reimbursement for the following benefits (a) for 24 months, all health, dental, vision and prescription drug benefits for the officer and his or her family; (b) for 12 months, tax and financial planning benefits; and (c) for 24 months, Company funded life insurance coverage. The reimbursement amount also includes an amount necessary to eliminate the income tax cost to the named executive officer resulting from any conversion of such benefits from non-taxable employee benefits to taxable reimbursements.

(6)	Under the Executive Severance Agreement, the named executive officer is entitled to outplacement assistance in an amount not to exceed $25,000.
(7)

Upon a change in control, associates may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. For Messrs. Staples and Pierce, the Executive Severance Agreements requires the Company to reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes (the “Excise Tax Gross-Up”), except that such executives will be required to accept a reduction of up to 10% of severance benefits to avoid imposition of any excise tax imputed pursuant to IRC Sections 280G and 4999. The agreements with Ms. Mahoney, Mr. Shamber and Ms. Trupiano contain a “best net” provision, providing that severance benefits will be reduced to avoid any excise taxes, or paid in full subject to the executive paying the applicable excise taxes, whichever results in the higher payment to the executive on an after-tax basis.

(8)

The calculations used to determine potential excise tax liability under Section 280G are based on an excise tax rate of 20%, a 37% effective federal income tax rate, a 2.35% Medicare tax rate and applicable state income tax rates.

47	SpartanNash Company Proxy Statement

EXECUTIVE COMPENSATION (cont’d)

Pay Ratio Disclosure

Our CEO to median employee pay ratio is calculated in accordance with SEC rules. We identified our median employee as of December 30, 2017 by using total cash compensation as our consistently applied cash compensation measure. Our employee population and compensation programs did not change significantly in 2018. Therefore, as permitted by SEC rules, we used the same employee to determine our pay ratio disclosure for 2018. We calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table in this proxy statement. The amount calculated in this manner was $25,259. Our CEO’s total compensation, as reported in the Summary Compensation Table, was $2,591,401. Our 2018 CEO to median employee pay ratio is 103:1.

48	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee evaluates whether the Company’s non-employee directors are fairly compensated for their services to the Company. Employee directors do not receive compensation for service as a director. In making director compensation decisions, the Committee is guided by three basic principles:

•	compensation should fairly pay directors for services expected of a director of a company of similar size and scope to the Company;
•	compensation should align directors’ interests with the long-term interests of shareholders; and
•	the structure of the compensation should be transparent and easy for shareholders to understand.

The Committee conducts periodic reviews of non-employee director compensation with these guiding principles in mind.

The Company does not pay meeting fees. The director compensation structure for 2018 was as follows:

•	All non-employee Directors (other than the Chairman): $75,000 cash retainer and $105,000 equity award;
•	Non-employee Chairman of the Board: $165,000 cash retainer and $115,000 equity award;
•	Lead Independent Director: additional $25,000 cash retainer;
•	Audit Committee Chair: $20,000 cash retainer;
•	Audit Committee Members: $12,500 cash retainer;
•	Compensation Committee Chair: $20,000 cash retainer;
•	Compensation Committee Members $10,000 cash retainer;
•	Nominating & Governance Committee Chair: $15,000 cash retainer; and
•	Nominating & Governance Committee Members: $7,500 cash retainer.

For 2019, the value of the equity award has been increased by $20,000 for all non-executive directors, and the cash retainer for the Audit Committee chair has been increased by $5,000.

The Company has established stock ownership guidelines for non-employee directors to help align the interests of directors with those of our shareholders. Under these guidelines, each director is expected to acquire and continue to hold shares of the Company’s common stock having an aggregate market value that equals or exceeds five times the rate of the regular annual retainer then in effect for non-employee directors who are not chairs. Each director is expected to achieve the target ownership level within five years of becoming a director.

49	SpartanNash Company Proxy Statement

COMPENSATION OF DIRECTORS (cont’d)

The following table provides information concerning the compensation of non-executive directors for SpartanNash’s last completed year.

DIRECTOR COMPENSATION

Name	Fees Earned Or Paid in Cash	Stock Awards(1)(2)	Total(3)
M. Shân Atkins	$105,000	$106,204	$211,204
Dennis Eidson	165,000	116,312	281,312
Mickey P. Foret	57,500	106,204	163,704
Dr. Frank M. Gambino	87,500	106,204	193,704
Douglas A. Hacker	112,500	106,204	218,704
Yvonne R. Jackson	112,500	106,204	218,704
Matthew Mannelly	67,513	106,204	173,717
Elizabeth A. Nickels	93,125	106,204	199,329
Timothy J. O’Donovan	58,750	106,204	164,954
Hawthorne L. Proctor	87,500	106,204	193,704
Gregg A. Tanner	66,396	106,204	172,600
William R. Voss	100,000	106,204	206,204

(1)

These amounts represent the portion of the grant date fair value of restricted stock determined in accordance with ASC 718. For details regarding the assumptions used in the valuation of share-based awards, see Note 14, Stock-Based Compensation, to the audited financial statements of SpartanNash contained in the Company’s Report on Form 10-K for the period ended December 29, 2018.

(2)

On March 1, 2018 each non-executive director was issued 6,262 shares of restricted stock pursuant to the Stock Incentive Plan of 2015, which vested on March 1, 2019. Each award had a grant date fair value of $16.96 per share (for an aggregate value of $106,204).

(3)	The following table presents the number of outstanding shares of restricted stock and outstanding stock options held by each non-executive director named above as of December 29, 2018:
Name	Shares of Restricted Stock Outstanding	Shares Underlying Options (Exercisable)
M. Shân Atkins	6,262	4,676
Dennis Eidson	6,858	—
Mickey P. Foret	6,262	—
Dr. Frank M. Gambino	6,262	—
Douglas A. Hacker	6,262	—
Yvonne R. Jackson	6,262	—
Matthew Mannelly	6,262	—
Elizabeth A. Nickels	6,262	4,676
Timothy J. O’Donovan	6,262	—
Hawthorne L. Proctor	6,262	—
Gregg A. Tanner	6,262	—
William R. Voss	6,262	—

50	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hacker, Ms. Jackson, and Mr. Voss served as members of the Compensation Committee for all of fiscal 2018; Mr. O’Donovan served until his retirement in May 2018, and Mr. Tanner served beginning in May 2018. None of the above members of the Compensation Committee was an officer or associate of SpartanNash or formerly an officer of SpartanNash. None of SpartanNash’s executive officers served as a member of a compensation committee (or board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the SpartanNash Board of Directors.

51	SpartanNash Company Proxy Statement

COMPENSATION COMMITTEE REPORT

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SpartanNash’s annual report on Form 10- K and proxy statement.

Respectfully submitted,

Yvonne R. Jackson, Chair

Douglas A. Hacker

William R. Voss

52	SpartanNash Company Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

SpartanNash recognizes that transactions with related persons can present potential or actual conflicts of interest. Accordingly, the Company has adopted written policies and procedures intended to ensure that potential conflicts of interests are identified, reviewed, approved, and disclosed as necessary. The Company has regular communications with related persons and relevant associates regarding these policies.

It is the responsibility of SpartanNash’s management to conduct an appropriate review of all transactions with “related persons” (as defined by Nasdaq and SEC rules) for potential conflicts of interest situations on an ongoing basis. Pursuant to Nasdaq Listing Rule 5630 and the Audit Committee Charter, the Audit Committee must evaluate and approve every proposed transaction with a related person. For any proposed transaction in which a director has an interest, SpartanNash’s general policy is that the director may proceed with the transaction only if the material facts of the transaction and the director’s interest in the transaction have been disclosed to the Audit Committee of the Board, the Audit Committee determines that the transaction is fair to SpartanNash, and the transaction is approved by the Audit Committee. There are no established criteria for evaluating such transactions, and the Audit Committee may consider any information or factors as it deems appropriate in making this determination. However, the Audit Committee may not determine that the proposed transaction is “fair” to the Company unless it determines that the transaction will be made on terms no less favorable than those offered generally to entities that are not affiliated with any director.

Directors and executive officers are required to complete an annual written questionnaire that solicits information regarding any direct or indirect interest that they or members of their family may have in any transaction or series of transactions involving the Company and having a value of $120,000 or more. Directors and executive officers are required to promptly update the Company of any change in the information provided by them in the questionnaire.

SpartanNash has adopted a written conflict of interest policy that requires all associates to report actual and potential conflicts of interest to the Company’s internal auditor.

There were no related person transactions requiring disclosure under SEC rules during 2018 or the current year to the date of this proxy statement.

53	SpartanNash Company Proxy Statement

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires SpartanNash’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of SpartanNash common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish SpartanNash with copies of all Section 16(a) reports they file with the SEC. SpartanNash and its legal counsel file Forms 4 and other reports under Section 16(a) on behalf of directors and executive officers to report transactions with the Company under our compensation and benefit plans. Based solely on our review of the copies of such reports received by us, and written representations from certain reporting persons that no reports on Form 5 were required for those persons for 2018, we believe that there have been no failures to timely file required reports by our directors and officers, except that due to administrative errors, the Company filed a late Form 4 on February 7, 2018 on behalf of Dennis Eidson, and on June 1, 2018 on behalf of David Staples, with each form reporting one transaction.

54	SpartanNash Company Proxy Statement

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2020 Annual Meeting, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by the Company at its principal executive offices not later than December 11, 2019. Shareholder proposals intended for consideration for inclusion in our proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in SpartanNash’s bylaws which require that a written notice of a proposal to be considered at the Company’s 2020 Annual Meeting must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than December 11, 2019, if the meeting is held within 30 days of the calendar date of the 2019 Annual Meeting. In the event that the date of the 2020 meeting changes by more than 30 days from the calendar date of the 2019 Annual Meeting, written notice of a proposal must be delivered not more than seven days after the date of the notice of the meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of our Secretary, Kathleen M. Mahoney, at 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Shareholder Nominations of Director Candidates

Under our restated articles of incorporation, a shareholder of record may nominate a person for election as a director at a meeting of shareholders at which directors will be elected if, and only if, the shareholder has delivered timely notice to the Secretary of SpartanNash setting forth:

•	the name, age, business address and residence address of each proposed nominee;
•	the principal occupation or employment of each nominee;
•	the number of shares of SpartanNash stock that each nominee beneficially owns;
•	a statement that each nominee is willing to be nominated; and
•

any other information concerning each nominee that would be required under the rules of the Securities and Exchange Commission (“SEC”) in a proxy statement soliciting proxies for the election of those nominees.

The Nominating and Corporate Governance Committee will consider every nominee proposed by a shareholder that is received in a timely manner in accordance with these procedures and report each such nomination, along with the Nominating and Corporate Governance Committee’s recommendations, to the full Board of Directors.

To be timely, a shareholder’s notice must be delivered to or mailed and received at SpartanNash’s principal executive offices at least 120 days before the date of notice of the meeting in the case of an annual meeting of shareholders, or not more than seven days following the date of notice of the meeting in the case of a special meeting of shareholders. Any nomination that does not comply with these procedures will be void.

The Nominating and Corporate Governance Committee may also, in its discretion, consider shareholders’ informal recommendations of possible nominees. Shareholders may send such informal recommendations to the Committee by directing them to SpartanNash in care of the Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518.

55	SpartanNash Company Proxy Statement

SOLICITATION OF PROXIES

We will initially solicit proxies by mail and by making our proxy materials available on the Internet. In addition, directors, officers and associates of SpartanNash and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson Inc. at an estimated cost of $7,500, plus expenses and disbursements, to assist in solicitation of proxies.

We may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials and one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or verbal request, a separate copy of the proxy materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of these materials, contact Daniel Persinger, Assistant Secretary, at 850 76th Street S.W., P.O. Box 8700, Grand Rapids, Michigan, 49518-8700.

56	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING

Who may attend the meeting

Only the Company’s shareholders, their duly-appointed proxies and invited guests may attend the meeting. If you are a shareholder of record, you must bring the admission ticket attached to your proxy card or your notice of availability of proxy materials to be admitted to the meeting. “Street name” shareholders must bring a copy of a brokerage statement reflecting stock ownership as of March 25, 2019. All attendees must present a valid driver’s license or other federal or state issued photo identification.

Who may vote

You may vote at the Annual Meeting if you were a shareholder of record of SpartanNash common stock at the close of business on March 25, 2019. Each shareholder is entitled to one vote per share of SpartanNash common stock on each matter presented for a shareholder vote at the meeting. As of March 25, 2019, there were 36,331,954 shares of SpartanNash common stock outstanding.

How to vote

Registered Holders: If you are a registered shareholder (i.e., you own your shares directly and not through a broker or bank), may vote online or by phone, 24 hours a day, seven days a week. You may also vote by mail.

Online Voting. You may vote online by visiting www.envisionreports.com/SPTN. You may navigate to the online voting site by clicking the “Cast Your Vote” button. Have the instructions attached to your proxy card ready when you access the site and follow the prompts to record your vote. This vote will be counted immediately and there is no need to send in your proxy card. Votes cast online must be received by 1:00 a.m. Eastern Daylight Time on May 22, 2019.

Phone Voting. To vote by phone, dial the toll-free number on the instructions attached to your proxy card and listen for further directions. You must have a touch-tone phone. Telephonic votes will be counted immediately and there is no need to send in your proxy card. Votes cast by phone must be received by 1:00 a.m. Eastern Daylight Time on May 22, 2019.

Voting by Mail. You may request a printed copy of your proxy card. If you properly sign and return the proxy card to the designated address, the shares represented by that proxy card will be voted at the Annual Meeting and at any adjournment of the meeting. Votes cast by mail must be received no later than the start of the meeting.

If you specify a choice on the proxy card that you return for voting, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of each of the nominees named in this proxy statement, and for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy card.

Street Name Holders: You hold your shares in “street name” if your shares are registered in the name of a bank, broker or other nominee (which we will collectively reference as your “broker”). If you hold your shares in street name, then your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. PLEASE USE THE VOTING FORMS AND INSTRUCTIONS PROVIDED BY YOUR BROKER OR ITS AGENT. These forms and instructions typically permit you to give voting instructions by phone or online, using a number or Internet address provided by the broker. You will NOT be able to vote street name shares using the internet address or phone numbers established for registered shareholders as described under “Registered Holders.” If you are a street name holder and later want to change your vote, you must contact your broker.

57	SpartanNash Company Proxy Statement

GENERAL INFORMATION ABOUT THE MEETING (cont’d)

Please note that you may NOT vote shares held in street name in person at the Annual Meeting unless you request and receive a valid proxy from your broker.

Failure to Vote

If you are a registered shareholder (i.e., you own your shares directly and not through a broker) and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

If you hold your shares in street name and do not provide timely voting instructions to your broker, then your broker or bank may vote your shares only on “routine” matters. NYSE rules applicable to its member firms provide that your broker may not vote uninstructed shares on a discretionary basis on non-routine matters, such as the election of directors or proposals relating to executive compensation. In such cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on non-routine matters. This is called a “broker non-vote.”

Revoking a Proxy

You may revoke your proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	by delivering written notice of revocation to the Company’s Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;
•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke;
•	by casting a subsequent vote via phone or online, as described above; or
•	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided at the meeting for that purpose. Your last valid vote that we receive before or at the Annual Meeting is the vote that will be counted.

Adjournment

The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted in the discretion of the proxy holder on a proposal to adjourn the meeting. If a quorum is not present at the meeting, we expect the Chairman of the Board to adjourn the meeting to solicit additional proxies, as is authorized under the Company’s Bylaws.

Multiple Proxies/Instruction Cards

If you receive more than one proxy statement and instruction card, your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Meeting Results

We will announce preliminary voting results at the Annual Meeting and publish final results in a current report on Form 8-K within four business days after the Annual Meeting.

58	SpartanNash Company Proxy Statement

Admission Ticket

IMPORTANT ANNUAL MEETING INFORMATION

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m. Eastern time on May 22, 2019 (9:00 a.m., Eastern Time, on May 20, 2019 for all Company Plan Participants).
Online
• Go to www.envisionreports.com/SPTN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Phone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SPTN

2019 Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA ONLINE OR BY PHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommend a vote FOR all nominees, and FOR Proposals 2 and 3.

1. Election of Directors:	For Withhold		For Withhold		For Withhold

01 - M. Shân Atkins		02 - Dennis Eidson		03 - Frank M. Gambino

04 - Douglas A. Hacker		05 - Yvonne R. Jackson		06 – Matthew Mannelly

07 - Elizabeth A. Nickels		08 – Hawthorne L. Proctor		09 - David M. Staples

10 - William R. Voss

	For	Against	Abstain

2. Say on Pay - Advisory approval of the Company’s
executive compensation.

3. Proposal to ratify the appointment of Deloitte & Touche
LLP as independent auditors for the current fiscal year.

B	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of SpartanNash Company Shareholders

Wednesday, May 22, 2019, 9:00 AM EDT

JW Marriott Hotel

235 Louis St. NW, Grand Rapids, MI 49503

Upon arrival please present this admission ticket and photo identification at the registration desk.

We will admit only shareholders and invited guests to the meeting. Please note that there will be no refreshments or product samples at the meeting.

There will not be a business presentation at the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/SPTN

Small steps make an impact.

Help the environment by consenting to receive electronic

delivery, sign up at www.envisionreports.com/SPTN

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SpartanNash Company

Notice of 2019 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting - May 22, 2019

Mark Shamber and David M. Staples, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of SpartanNash Company to be held on May 22, 2019 or at any postponement or adjournment thereof.

Shares represented by this Proxy will be voted as directed by the shareholder.  If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This card also serves as voting direction to Fidelity Management Trust Company ("Fidelity"), as trustee of the SpartanNash Company Savings Plus Plan and the SpartanNash Company Savings Plus Plan for Union Associates. Shares held in these plans will be voted by Fidelity as directed by the plan participants. Unless otherwise required by law, shares for which Fidelity has not received voting instructions by three business days prior to the meeting date will not be voted.

(Items to be voted appear on reverse side)